Exhibit 10.1

EXECUTION VERSION

U.S. $750,000,000

CREDIT AGREEMENT

Dated as of August 24, 2011

by and among

OMNICARE, INC.,

as the Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

BARCLAYS BANK PLC,

as a Co-Documentation Agent,

GOLDMAN SACHS BANK USA,

as a Co-Documentation Agent,

BANK OF AMERICA, N.A.,

as a Co-Documentation Agent,

and

SUNTRUST BANK,

as Administrative Agent

SUNTRUST ROBINSON HUMPHREY, INC. a Joint Lead Arranger and a Joint Book Runner	J.P. MORGAN SECURITIES LLC a Joint Lead Arranger and a Joint Book Runner	BARCLAYS CAPITAL a Joint Lead Arranger and a Joint Book Runner	GOLDMAN SACHS BANK USA a Joint Lead Arranger and a Joint Book Runner	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, a Joint Lead Arranger and a Joint Book Runner

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ARTICLE XIV.

MISCELLANEOUS

14.1.	Counterparts	85
14.2.	Amendment of the Existing Agreement	85

SCHEDULES

Schedule I	—	Applicable Margin, Applicable Commitment Fee Rate and Applicable Letter of Credit Fee Rate
Schedule II	—	Commitments
Schedule III	—	Disclosure Schedule
Schedule IV	—	Initial Guarantors
Schedule V	—	Existing Letters of Credit
Schedule VI	—	Existing Hedging Obligations
Schedule VII	—	Significant Subsidiaries

EXHIBITS

Exhibit A-1	—	Form of Revolving Note
Exhibit A-2	—	Form of Term Note
Exhibit B	—	[intentionally omitted]
Exhibit C	—	[intentionally omitted]
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of Assignment Agreement
Exhibit F	—	Form of Advance Borrowing Notice
Exhibit G	—	Form of Prepayment Notice
Exhibit H	—	Form of Conversion/Continuation Notice

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THIS CREDIT AGREEMENT, dated as of August 24, 2011, is by and among OMNICARE, INC., a Delaware corporation, as Borrower (the “Borrower”), the lenders party hereto from time to time, as the Lenders (the “Lenders”), JPMorgan Chase Bank, N.A., as Syndication Agent, Barclays Bank PLC, as a Co-Documentation Agent, Goldman Sachs Bank USA, as a Co-Documentation Agent, Bank of America, N.A., as a Co-Documentation Agent, and SunTrust Bank, as the Administrative Agent for the Lenders (in such capacity, the “Agent”).

The parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Certain Defined Terms. As used in this Agreement the following terms shall have the following meanings:

“2013 Subordinated Notes” means the 6-1/8% Senior Subordinated Notes in the aggregate amount of $75,000,000 due in 2013, issued by the Borrower pursuant to the 2013 Subordinated Notes Supplemental Indenture.

“2013 Subordinated Notes Supplemental Indenture” means the First Supplemental Indenture dated as of June 13, 2003 between the Borrower, the Guarantors party thereto and SunTrust Bank, as Trustee, pursuant to which the 2013 Subordinated Notes were issued.

“2015 Subordinated Notes” means the 6-7/8% Senior Subordinated Notes in the aggregate amount of $525,000,000 due in 2015, issued by the Borrower pursuant to the 2015 Subordinated Notes Supplemental Indenture.

“2015 Subordinated Notes Supplemental Indenture” means the Fifth Supplemental Indenture, dated as of December 15, 2005, between the Borrower, the Guarantors party thereto and SunTrust Bank, as the Trustee, pursuant to which the 2015 Subordinated Notes were issued.

“2020 Subordinated Notes” means the 7-3/4% Senior Subordinated Notes in the aggregate amount of $400,000,000 due in 2020, issued by the Borrower pursuant to the 2020 Subordinated Notes Supplemental Indenture.

“2020 Subordinated Notes Supplemental Indenture” means the Sixth Supplemental Indenture, dated as of May 18, 2010, between the Borrower, the Guarantors party thereto and SunTrust Bank, as the Trustee, pursuant to which the 2020 Subordinated Notes were issued.

“2025 Subordinated Convertible Notes” means the 3.75% Convertible Senior Subordinated Notes Due 2025, issued by the Borrower pursuant to the 2025 Subordinated Convertible Notes Supplemental Indenture.

“2025 Subordinated Convertible Notes Supplemental Indenture” means the Seventh Supplemental Indenture, dated as of December 7, 2010, between the Borrower, the Guarantors party thereto and U.S. Bank National Association, as the Trustee, pursuant to which the 2025 Subordinated Convertible Notes were issued.

“2035 Convertible Notes” means the 3.25% Convertible Senior Debentures in the aggregate amount of $977,500,000 due in 2035, issued by the Borrower pursuant to the 2035 Convertible Notes Indenture.

“2035 Convertible Notes Indenture” means the Indenture dated as of December 15, 2005 between the Borrower, Omnicare Purchasing Company, L.P., as Guarantor, and SunTrust Bank, as the Trustee, pursuant to which the 2035 Convertible Notes were issued.

“Acquisition” means any transaction, or any series of related transactions, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof which constitutes a going business, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership or a majority (by percentage or voting power) of the outstanding ownership interests of a limited liability company.

“Additional Lender” has the meaning specified in Section 2.21(b).

“Additional Revolving Commitment Amount” has the meaning specified in Section 2.21(a).

“Additional Term Commitment Amount” has the meaning specified in Section 2.21(a).

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent duly completed by such Lender.

“Advance” means a Revolving Advance or a Term Advance, as applicable.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means SunTrust in its capacity as agent for the Lenders pursuant to Article X, and not in its capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Aggregate Commitment” means the aggregate of the Aggregate Revolving Commitment and the Aggregate Term Commitment of all the Lenders.

“Aggregate Revolving Commitment” means, at any time, the then aggregate of the Revolving Commitments of all Lenders, as may be reduced or increased from time to time pursuant to the terms hereof.

“Aggregate Term Commitment” means the aggregate of the Term Commitments of all Lenders, as may be reduced or increased pursuant to the terms hereof.

“Agreement” means this Credit Agreement, as it may from time to time be amended, restated, supplemented or otherwise modified.

“Agreement Accounting Principles” means GAAP, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) the Prime Rate for such day, (b) the sum of Federal Funds Effective Rate for such day plus 0.50% per annum and (c) the Eurodollar Base Rate applicable to a one-month Eurodollar Interest Period beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1.00% per annum. Each change in any of the rates described above in this definition shall be effective from and including the date such change is announced as being effective.

“Applicable Commitment Fee Rate” means, as of any date, with respect to the commitment fee as of such date, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I; provided that a change in the Applicable Commitment Fee Rate resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 6.1(a) or (b) and the Compliance Certificate required by Section 6.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Commitment Fee Rate shall be at Level V as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Commitment Fee Rate shall be determined as provided above. Notwithstanding the foregoing, the Applicable Commitment Fee Rate from the Effective Date until the financial statements and Compliance Certificate for the Borrower’s fiscal quarter ending December 31, 2011 are required to be delivered shall be at Level IV as set forth on Schedule I.

“Applicable Letter of Credit Fee Rate” means, as of any date, with respect to Letters of Credit issued pursuant to or governed by the terms of this Agreement as of such date, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Letter of Credit Fee Rate resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 6.1(a) or (b) and the Compliance Certificate required by Section 6.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Letter of Credit Fee Rate shall be at Level V as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Letter of Credit Fee Rate shall be determined as provided above. Notwithstanding the foregoing, the Applicable Letter of Credit Fee Rate from the Effective Date until the financial statements and Compliance Certificate for the Borrower’s fiscal quarter ending December 31, 2011 are required to be delivered shall be at Level IV as set forth on Schedule I.

“Applicable Margin” means, for any date, with respect to interest on all Loans outstanding on such date, a percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I; provided that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 6.1(a) or (b) and the Compliance Certificate required by Section 6.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level V as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Effective Date until the financial statements and Compliance Certificate for the Borrower’s fiscal quarter ending December 31, 2011 are required to be delivered shall be at Level IV as set forth on Schedule I.

“Applicable Period” has the meaning specified in Section 6.1.

“Approved Fund” has the meaning specified in Section 12.3.1.

“Arrangers” means SunTrust Robinson Humphrey, Inc., in its capacity as a Joint Lead Arranger and a Joint Book Runner, J.P. Morgan Securities LLC, in its capacity as a Joint Lead Arranger and a Joint Book Runner, Barclays Capital, the investment banking division of Barclays Bank PLC, in its capacity as a Joint Lead Arranger and a Joint Book Runner, Goldman Sachs Bank USA, in its capacity as a Joint Lead Arranger and a Joint Book Runner and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as a Joint Lead Arranger and a Joint Book Runner.

“Assignment Agreement” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.3) and accepted by the Agent, in the form of Exhibit E or any other form approved by the Agent.

“Authorized Officer” means any of the President, Executive Vice President, Senior Vice President, Vice President, Finance or Treasurer of the Borrower, or any Person designated by any two of the foregoing, acting singly.

“Borrower” has the meaning specified in the introductory paragraph hereof.

“Borrowing Date” means a date on which a Term Advance, a Revolving Advance or a Swing Line Loan is made hereunder.

“Borrower Group” has the meaning specified in Section 6.26.

“Borrowing Notice” means the Term Advance Borrowing Notice, a Revolving Advance Borrowing Notice or a Swing Line Borrowing Notice.

“Breach” means a breach of unsecured Protected Health Information under 45 C.F.R. Part 164, Subpart D.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Atlanta, Georgia, New York, New York and London for the conduct of substantially all of their commercial lending activities and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Atlanta, Georgia and New York, New York for the conduct of substantially all of their commercial lending activities.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Collateralize” means, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, with the Agent pursuant to documentation in form and substance reasonably satisfactory to the Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least “A-1” from Standard & Poor’s or at least “P-1” from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) deposit accounts (as such term is defined in the UCC) maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) above or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clause (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 45% or more of the outstanding shares of voting stock of the Borrower, (ii) a “Change of Control” as defined in the 2013 Subordinated Notes Supplemental Indenture, the 2015 Subordinated Notes Supplemental Indenture, or the 2020 Subordinated Notes Supplemental Indenture (in each case if indebtedness exists thereunder), (iii) a “Change of Control” as defined in the Trust PIERS Supplemental Indenture or in the New Trust PIERS Supplemental Indenture (in each case if indebtedness exists thereunder), (iv) a “Fundamental Change” as defined in the 2025 Subordinated Convertible Notes or the 2035 Convertible Notes (in each case if indebtedness exists thereunder), or (v) any “Change in Control” or comparable term in any then outstanding Permitted Subordinated Debt equal to or exceeding $25,000,000 in the aggregate or any other then outstanding Indebtedness (assuming a full draw in the case of any revolving facility (other than Revolving Commitments and Revolving Loans in respect of this Agreement)) of the Borrower or any of its Subsidiaries equal to or exceeding $25,000,000 in the aggregate.

“Change in Law” means (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Lending Installation) or any Issuer (or for purposes of Section 3.2, by the Parent Company of such Lender or such Issuer, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” after the date of this Agreement, regardless of the date enacted, adopted or issued.

“Charges” has the meaning specified in Section 9.16.

“Chief Financial Officer” means, at any time, the Person who reports to the board of directors of the Borrower on the financial affairs of the Borrower and its Subsidiaries.

“Claim” means any current legal action, suit, lawsuit, litigation, or proceeding, whether civil, criminal, administrative or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, for each Lender, its Revolving Commitment and its Term Commitment.

“Compliance Certificate” means a certificate from the Chief Financial Officer in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit D.

“Condemnation” has the meaning specified in Section 7.8.

“Consolidated Interest Expense” for any period means on a consolidated basis for the Borrower and all of its Subsidiaries for such period, the sum of (a) all interest paid in cash by the Borrower and all of its Subsidiaries (net of interest income), including the cash interest component of Capitalized Lease Obligations, during such period, plus (b) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period); provided, however, that Consolidated Interest Expense shall exclude amortization of debt issuance costs and other deferred financing fees incurred on or prior to the Effective Date relating to (i) the Existing Agreement or this Agreement, or (ii) the other Loan Documents.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period determined in accordance with Agreement Accounting Principles and before any reduction of preferred stock dividends; provided, that there shall be excluded (and not deducted or added):

(i) the income (or loss) of any Affiliate of the Borrower or other Person (other than a Subsidiary of the Borrower) in which any Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Affiliate or other Person during such period;

(ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries;

(iii) any extraordinary, unusual and non-recurring gain or loss, together with any related provision for taxes on such extraordinary, unusual or non-recurring gain or loss realized in connection with (A) any asset sale, (B) the disposition of any securities by the Borrower or any of its Subsidiaries or the extinguishment of any Indebtedness of the Borrower or any of its Subsidiaries, or (C) any acquisition or Investments permitted under Section 6.14 of the Borrower or any of its Subsidiaries;

(iv) any extraordinary, unusual and non-recurring gain, charge, expense or loss, together with any related provision for taxes on such extraordinary, unusual or non-recurring gain, charge, expense or loss, including (A) restructuring charges, reserves or other related expenses, (B) fees, expenses or charges relating to facility shutdowns and discontinued operations, (C) acquisition integration costs, (D) severance or other employee termination or relocation costs, expenses or charges, (E) non-cash compensation charges recorded from grants of stock options, restricted stock, stock appreciation rights and other equity equivalents to officers, directors and employees and (F) litigation and investigation settlement costs and related expenses in an aggregate amount for amounts in this clause (iv) not to exceed $150,000,000 for any four consecutive fiscal quarters of the Borrower; and

(v) the net income (or loss) from disposed or discontinued operations for the four fiscal quarters of the Borrower preceding the date of determination.

“Consolidated Net Senior Debt” means, as of any date, the Consolidated Net Total Debt minus the aggregate outstanding amount of any subordinated Indebtedness permitted under this Agreement (including, without limitation, any Permitted Subordinated Debt), the 2013 Subordinated Notes, the 2015 Subordinated Notes, the 2025 Subordinated Convertible Notes, the 2020 Subordinated Notes, the 2035 Convertible Notes, the Trust PIERS and the New Trust PIERS.

“Consolidated Net Total Debt” means, as of any date, the sum of (a) Total Consolidated Debt of the Borrower and its Subsidiaries at such time minus (b) the aggregate amount of unrestricted cash and Cash Equivalents then held by the Borrower and its Subsidiaries which are (i) in excess of $50,000,000 on such date and (ii) not subject to any Lien or other restriction or encumbrance of any kind (other than (x) Liens expressly permitted by Section 6.16(j) and (y) Liens expressly permitted by Section 6.16(i) so long as such Liens or rights of such banks or other financial institutions are not being enforced or otherwise exercised).

“Consolidated Net Worth” means, as of the date of any determination thereof, the amount of the shareholders’ equity of the Borrower and its Subsidiaries as would be shown on the consolidated balance sheet of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with Agreement Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any operating agreement, take-or-pay contract or application for or reimbursement agreement with respect to a letter of credit (including any Letter of Credit but excluding any endorsement of instruments for deposit or collection in the ordinary course of business).

“Conversion/Continuation Notice” has the meaning specified in Section 2.8.

“Corporate Integrity Agreement” means the amended and restated agreement entered into by Borrower and the Office of the Inspector General of the Department of Health and Human Services which became effective on November 2, 2009.

“Default” means an event described in Article VII.

“Defaulting Lender” means, at any time, a Lender as to which the Agent has notified the Borrower that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to any Issuer in respect of a Letter of Credit and/or make a payment to the Swing Line Lender in respect of a Swing Line Loan (each a “funding obligation”), in each case unless such Lender’s failure is based on such Lender’s reasonable and good faith determination that the conditions precedent to funding such obligation have not been satisfied and such Lender has notified the Agent in writing of the same, (ii) such Lender has notified the Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder or has defaulted on its funding obligations generally under any other loan agreement, credit agreement or similar or other financing agreement unless such Lender’s failure is based on such Lender’s reasonable and good faith determination that the conditions precedent to funding such obligation have not been satisfied and such Lender has notified the Agent in writing of the same, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Agent, in response to a written request of the Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in or control of such Lender or its Parent Company by a Governmental Authority. Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Agent in its sole discretion acting in good faith. The Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Dollars” and “$” mean the lawful money of the United States.

“EBITDA” for any period means Consolidated Net Income during such period, plus (to the extent deducted in determining Consolidated Net Income) (a) all provisions for any income or similar taxes paid or accrued by the Borrower or any of its Subsidiaries during such period, (b) interest paid or payable by the Borrower or any of its Subsidiaries during such period as determined in accordance with Agreement Accounting Principles, (c) all amounts attributable to depreciation and amortization expense of the Borrower or any of its Subsidiaries for such period as determined in accordance with Agreement Accounting Principles, (d) extraordinary losses, and (e) any non-cash expenses including relating to stock option exercises (if applicable accounting rules so require) and minus (to the extent included in Consolidated Net Income) (x) interest earned by the Borrower or any of its Subsidiaries during such period and (y) extraordinary gains. EBITDA is referred to as “adjusted EBITDA” in the Borrower’s press releases and presentations.

“Effective Date” means August 24, 2011.

“Employee Benefit Plan” has the meaning specified in Section 3(3) of ERISA and for which the Borrower or any Subsidiary maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Borrower or any Subsidiary or on behalf of beneficiaries of such participants.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute including any regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means with respect to the Borrower or any ERISA Affiliate, (i) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure of any Plan to meet the minimum funding standard applicable to the Plan for a plan year under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition of a Lien in favor of the PBGC under Title IV of ERISA; (v) the receipt from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) any other event or condition that is reasonably expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (vii) the incurrence of any liability with respect to the withdrawal or partial withdrawal from any Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (viii) a failure to make a required contribution to a Multiemployer Plan; (ix) the incurrence of any Withdrawal Liability with respect to any Multiemployer Plan; (x) the receipt of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or terminated (within the meaning of Section 4041A of ERISA); or (xi) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).

“Eurodollar Advance” means any Revolving Advance or Term Advance denominated in Dollars that bears interest at a Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the Eurodollar Base Rate shall be, for any Interest Period, the rate per annum reasonably determined by the Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Advance comprising part of such borrowing would be offered by the Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“Eurodollar Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months or, if available from all of the Lenders in their respective sole discretion, nine or twelve months, commencing on a Business Day selected by the Borrower pursuant to this Agreement; provided that, notwithstanding anything in this Agreement to the contrary, the Borrower shall not be permitted to select Eurodollar Interest Periods to be in effect at any one time which have expiration dates occurring on more than ten different dates. Such Eurodollar Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three, six, nine or twelve months thereafter, unless there is no such numerically corresponding day in such next, second, third, sixth, ninth or twelfth succeeding month, in which case such Eurodollar Interest Period shall end on the last Business Day of such next, second, third, sixth, ninth or twelfth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, unless said next succeeding Business Day falls in a new calendar month, in which case such Eurodollar Interest Period shall end on the immediately preceding Business Day.

“Eurodollar Loan” means a Revolving Loan or Term Loan denominated in Dollars which bears interest at a Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period in effect for such Eurodollar Advance, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (ii) a percentage equal to one minus the Reserves, plus (b) the Applicable Margin in effect from time to time.

“Excluded Taxes” means with respect to the Agent, any Lender, any Participant, any Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document, (a) income or franchise Taxes imposed on (or measured by) its net income (including, for the avoidance of doubt, backup withholding in respect thereof) as a result of such recipient being organized or having its principal office or, in the case of any Lender, its Lending Installation in such jurisdiction, or as a result of any other present or former connection between such recipient and the taxing jurisdiction (other than any connection arising solely from the Loan Documents or the transactions contemplated thereby), including, for the avoidance of doubt, U.S. federal income Tax imposed on a recipient’s effectively connected taxable income, (b) any branch profits Taxes imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a), (c) in the case of a Foreign Lender or Participant, any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Lender or such Participant pursuant to any law in effect at the time such Foreign Lender or such Participant becomes a party to this Agreement or designates a new Lending Installation, except, in each case, to the extent such Lender or Participant (or its assignor or participating lender (if any)) was entitled, immediately prior to the assignment/participation or change in Lending Installation, to additional amounts in respect of such withholding Tax under Section 2.18, (d) any U.S. federal Taxes attributable to such Foreign Lender’s or such Participant’s failure to comply with Section 2.18(e) and (e) any U.S. federal Taxes imposed with respect to FATCA.

“Existing Agreement” has the meaning specified in Section 4.1(j).

“Existing Hedging Obligations” means all existing or future payment and other obligations owing by the Borrower or any Guarantor under the Hedging Agreements outstanding on the Effective Date and listed on Schedule VI.

“Existing Letters of Credit” means those letters of credit outstanding on the Effective Date and identified on Schedule V.

“Existing L/C Issuer” means the issuer of any Existing Letter of Credit.

“Facility Termination Date” means August 24, 2016.

“Fair Value” means the value of the relevant asset determined in an arm’s-length transaction conducted in good faith between an informed and willing buyer and an informed and willing seller under no compulsion to buy or sell.

“FATCA” means current Sections 1471 through 1474 of the Code and any amended or successor version that is substantially comparable, and any regulations (whether temporary or proposed) that are issued thereunder or official governmental interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

“Federal Health Care Programs” means those programs defined 42 U.S.C. §1320a-7b(f) and the Federal Employee Health Benefit Program, 5 U.S.C. § 8901, et seq.

“Fee Letter” means, collectively, those certain fee letters, dated on or about August 2, 2011, executed by each Arranger, SunTrust Bank, JPMorgan Chase Bank, N.A., Barclays Bank PLC, Goldman Sachs Bank USA, and Bank of America, N.A. and accepted by the Borrower.

“Financial Undertaking” of a Person means (a) any repurchase obligation or similar liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (b) any liability under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person and its Subsidiaries or (c) obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries.

“Floating Rate” means, for any day, a rate per annum equal to the Alternate Base Rate in effect from time to time (changing when and as the Alternate Base Rate changes) plus the Applicable Margin in effect from time to time.

“Floating Rate Advance” means any Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.

“Foreign Lender” means any Lender that is not a United States person under Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Acts” has the meaning specified in Section 2.20.6(a).

“Governmental Authority” means any country or nation, any political subdivision of such country or nation, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government of any country or nation or political subdivision thereof.

“Governmental Subpoena” has the meaning specified in Section 6.26.

“Gross Negligence” means either recklessness or actions taken or omitted with conscious indifference to or the complete disregard of consequences. Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act. If the term “gross negligence” is used with respect to the Agent or any Lender or any indemnitee in any of the other Loan Documents, it shall have the meaning set forth herein.

“Guarantor” means (a) as of the date of this Agreement, the Initial Guarantors and (b) each other Subsidiary added as a Guarantor pursuant to the terms of Section 6.20 (a “Supplemental Guarantor”), and in each such case their respective successors and assigns.

“Guaranty” means (a) each guaranty executed as of the date of this Agreement by each of the Initial Guarantors and (b) each other guaranty executed by a Supplemental Guarantor pursuant to the terms of Section 6.20, and in each such case as the same may from time to time be amended, modified, supplemented and/or restated in accordance with the terms hereof.

“Health Care Company” means a Person that is engaged, directly or indirectly, in (a) owning, operating or managing one or more facilities which dispenses, markets or provides healthcare products or services, including, without limitation, pharmaceutical products or services, (b) purchasing, repackaging, selling or dispensing pharmaceutical products, (c) providing healthcare consulting and billing services, (d) distributing medical supplies and equipment, (e) providing infusion therapy products or services, (f) providing respiratory services, equipment or supplies, (g) providing parenteral and enteral nutrition products, wound care products, osotomy and urological supplies, (h) providing home health care services, (i) providing dialysis services, (j) providing contract pharmaceutical research services, (k) providing disease and outcome management services, including formulary services, (l) providing orthopedic supplies and services, (m) providing information technology, including software products and services, to Persons engaged in any of the foregoing businesses, including long term care institutions, (n) providing any service or product described in the Standard Industrial Classification Manual (1987 Revision) published by the Office of Management and Budget under the heading Industry No. 5047, 5122, 5912 or 8731 or Major Group 80 as a whole or their equivalents described in the North American Industry Classification system (United States, 1997) published by the Office of Management and Budget, (o) providing any product or service ancillary or incidental to the healthcare industry to any customer or client of any of the foregoing Persons, or (p) providing any other healthcare related products or services.

“Health Care Laws” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended (the “Stark Law”), 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); Title XVIII of the Social Security Act, 42 U.S.C. § 1395w-101-152 (the Medicare Part D statute), the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812;

the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Law, 42 U.S.C. § 1320a-7; HIPAA; the Food, Drug and Cosmetic Act, 21 U.S.C. § 301, et seq.; the Controlled Substances Act, 21 U.S.C. § 801, et seq.; and all applicable implementing regulations, rules, ordinances, judgments, and orders; and any similar state and local statutes, regulations, rules, ordinances, judgments, and orders; and all applicable federal, state, and local licensing, regulatory and reimbursement, pharmacy regulations, rules, ordinances, orders, and judgments applicable to provision of the items and services that the Borrower and its Subsidiaries provide.

“Health Care Permits” means all permits, licenses, registrations, certificates, orders, qualifications, accreditations, rights, authorizations or approvals required by any Governmental Authority or other Person that are applicable to the provision of the items and services that the Borrower and its Subsidiaries provide.

“Health Care Provider” means any individual licensed health care provider, including but not limited to pharmacists, pharmacy technicians and respiratory therapists, who is providing services as an employee or independent contractor.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, including all confirming letters executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Agreement Counterparty” means any Person that, at the time it enters into a Hedging Agreement with the Borrower or any Guarantor, (i) is a Lender or an Affiliate of a Lender, (ii) has been designated by the Borrower in writing to the Agent as a “Hedging Agreement Counterparty” under this Agreement and (iii) in a writing executed by such Person and the Borrower has provided the Agent with (x) a description of such Hedging Agreement and (y) the methodology to be used by such parties in determining the obligations under such Hedging Agreement from time to time. In no event shall any Hedging Agreement Counterparty acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article X and Section 12.1 shall be deemed to include such Hedging Agreement Counterparty.

“Hedging Obligations” has the meaning specified in the definition of “Obligations.”

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended by the HITECH Act, and any regulations adopted thereunder, (the statutes and regulations being referred to herein collectively as “HIPAA”).

“HITECH Act” means the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5.

“Incremental Facility Amendment” has the meaning specified in Section 2.21(c).

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) Capitalized Lease Obligations, (f) Financial Undertakings, (g) Contingent Obligations, (h) obligations under or in connection with a letter of credit (including any Letter of Credit), (i) [Intentionally Omitted], (j) all net payment obligations incurred by any such Person pursuant to Hedging Agreements, and (k) with reference to the Borrower and its Subsidiaries, all obligations of Borrower or its Subsidiaries to redeem, repurchase, exchange, defease or otherwise make payments with respect to (i) Permitted Subordinated Debt, (ii) the 2013 Subordinated Notes, (iii) 2025 Subordinated Convertible Notes, (iv) the 2020 Subordinated Notes, (v) the 2035 Convertible Notes, (vi) the 2015 Subordinated Notes, (vii) the Trust PIERS and (viii) the New Trust PIERS; but excluding, in any event, (x) amounts payable by such Person in respect of covenants not to compete, (y) any liability of a Person for federal, state, local or other taxes or any settlements or judgments relating to government litigations or investigations so long as such amounts are not secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person and (z) with reference to the Borrower and its Subsidiaries, all obligations of the Borrower and its Subsidiaries of the character referred to in this definition to the extent owing to the Borrower or any Subsidiary of the Borrower.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning specified in Section 9.7(b).

“Indenture” means the Indenture dated as of June 13, 2003 between Borrower and SunTrust Bank, as Trustee, as the same may be amended or modified from time to time.

“Initial Guarantors” means the Subsidiaries of the Borrower listed on Schedule IV.

“Interest Coverage Ratio” means, as of any date, and determined on a consolidated basis for the four consecutive fiscal quarters of the Borrower ending on or immediately prior to such date, the ratio of (a) EBITDA of the Borrower and its Subsidiaries to (b) Consolidated Interest Expense of the Borrower and its Subsidiaries.

“Interest Period” means a Eurodollar Interest Period.

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, ownership interests in any limited liability company, notes, debentures or other securities of any other Person made by such Person.

“Issuer” means SunTrust Bank, in its capacity as an issuer of Letters of Credit pursuant to Section 2.20 or, with respect to an Existing Letter of Credit, the applicable Existing L/C Issuer.

“Joint Venture” means any corporation, partnership, limited liability company, association, joint stock company, business trust or other combined enterprise other than a Subsidiary in which or to which the Borrower or any of its Subsidiaries has made an Investment to fund a business enterprise which engages or will engage in a business in which the Borrower or any of its Subsidiaries is engaged from time to time during the term of this Agreement.

“L/C Draft” means a draft drawn on the applicable Issuer pursuant to any of the Letters of Credit.

“L/C Interest” has the meaning specified in Section 2.20.2.

“L/C Obligations” means an amount equal to the sum (without duplication) of (i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amounts of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the applicable Issuer and (iii) the aggregate outstanding amount of Reimbursement Obligations at such time.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or its Parent Company by a Governmental Authority.

“Lenders” has the meaning specified in the introductory paragraph hereof and shall include, where appropriate, the Swing Line Lender and each Additional Lender that joins this Agreement pursuant to Section 2.21.

“Lending Installation” means, for each Lender and for each Type of Loan, the lending office of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Letter of Credit” means the Existing Letters of Credit and any letter of credit issued pursuant to Section 2.20.

“Leverage Ratio” means, as of any date, the ratio of (i) Consolidated Net Total Debt as of such date to (ii) EBITDA for the Borrower and its Subsidiaries determined on a consolidated basis for the four consecutive fiscal quarters of the Borrower ending on or immediately prior to such date.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Term Loan, a Revolving Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Notes, the Guaranties, the Fee Letter and the applications, reimbursement agreements, other instruments and agreements related to the Letters of Credit and L/C Interests and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing but specifically excluding any Hedging Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or the Guarantors to perform their respective obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

“Material Agreement” has the meaning specified in Section 5.12.

“Maximum Rate” has the meaning specified in Section 9.16.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, and to which the Borrower or any ERISA Affiliate is making, is obligated to make or has made or been obligated to make during the last six years, contributions on behalf of participants who are or were employed by any of them.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation or any Existing Hedging Obligation, the maximum aggregate amount (giving effect to any netting agreements, unpaid amounts and interest) that such Person would be required to pay if the related Hedging Agreement were terminated at such time, as determined in accordance with such related Hedging Agreement.

“New Trust PIERS” means the Series B 4.00% Junior Subordinated Convertible Debentures due 2033 of the Borrower issued pursuant to the New Trust PIERS Supplemental Indenture.

“New Trust PIERS Supplemental Indenture” means the Third Supplemental Indenture, dated as of March 8, 2005, between the Borrower and SunTrust Bank, as Trustee, pursuant to which the New Trust PIERS were issued.

“New Trust PIERS Trust Agreement” means that certain Amended and Restated Trust Agreement dated as of March 8, 2005 of Omnicare Capital Trust II, a statutory trust created under Delaware law, executed by Borrower, as depositor, and the Delaware trustee thereunder, the sole asset of which is the New Trust PIERS.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” means a Revolving Note or a Term Note, as applicable.

“Obligations” means (a) all amounts owing by the Borrower or any Guarantor to the Agent, any Issuer or any Lender (including the Swing Line Lender) pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit, including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Agent, any Issuer and any Lender (including the Swing Line Lender) incurred, or required to be reimbursed, by the Borrower, in each case, pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b)(i) all existing or future payment and other obligations owing by the Borrower or any Guarantor under any Hedging Agreement with any Person that is a Lender (or Affiliate thereof) hereunder at the time such Hedging Agreement is executed (all such obligations with respect to any such Hedging Agreement, “Hedging Obligations”) and (ii) all Existing Hedging Obligations, and (c) all Treasury Management Obligations owed by the Borrower or any Guarantor to a Lender (or an Affiliate thereof). For purposes of determining the amount of attributed Indebtedness from Hedging Obligations and Existing Hedging Obligations, the “principal amount” of any Hedging Obligations or Existing Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations or Existing Hedging Obligations, as applicable.

“OID” has the meaning specified in Section 2.21(c).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (other than any Excluded Taxes) arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning specified in Section 12.2.1.

“Participant Register” has the meaning specified in Section 12.2.1.

“Patriot Act” has the meaning specified in Section 5.19.

“Payment Office” means the principal office of the Agent in Atlanta, Georgia, located on the date hereof at 303 Peachtree Street, 25th Floor, Atlanta, Georgia 30308 or such other office of the Agent as the Agent may from time to time designate by written notice to the Borrower and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition made by the Borrower or any of its Subsidiaries provided that: (a) as of the date of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or from the incurrence of any Indebtedness in connection with such Acquisition; (b) as of the date of any such Acquisition, all approvals required in connection with such Acquisition shall have been obtained; (c) any such Acquisition is an Acquisition of the assets or Capital Stock or other equity interests of a Person engaged in any line of business being conducted by the Borrower or any of its Subsidiaries at the time of such Acquisition or of a Health Care Company; (d) both before and after giving effect to such Acquisition, the Borrower and its Subsidiaries shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.18; and (e) the Borrower and its Subsidiaries shall have complied with all of the requirements of the Loan Documents in respect thereof.

“Permitted Subordinated Debt” means any Indebtedness of the Borrower (i) that is expressly subordinated to the Obligations on terms reasonably satisfactory to the Agent and the Required Lenders, (ii) that matures by its terms no earlier than six months after the Facility Termination Date with no principal payments due prior to such date, and (iii) that is evidenced by an indenture or other similar agreement that is in a form reasonably satisfactory to the Agent and the Required Lenders.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) (other than a Multiemployer Plan) covered by Title IV of ERISA, and in respect of which the Borrower or any ERISA Affiliate either (i) maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them or (ii) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or a “contributing sponsor” (as defined in ERISA Section 4001(a)(13)).

“Prepayment Notice” has the meaning specified in Section 2.6.1.

“Prime Rate” means a rate per annum equal to the rate which the Agent publicly announces from time to time as its prime lending rate, as in effect from time to time, changing when and as said prime rate changes. The Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Agent may make commercial loans or other loans at rates of interest at, above or below the Agent’s prime lending rate.

“Pro Forma Basis” means, when calculating financial covenants for purposes of determining whether any Additional Revolving Commitment Amount or Additional Term Commitment Amount may be made or whether any redemption, purchase, payment, Restricted Payment or Permitted Acquisition may be made in compliance with this Agreement, on a basis that gives effect to such Additional Revolving Commitment Amount, or Additional Term Commitment Amount, redemption, purchase, payment, Restricted Payment or Permitted Acquisition (and any Indebtedness incurred or assumed in connection with any of the foregoing) as if such Additional Revolving Commitment Amount or Additional Term Commitment Amount, redemption, purchase, payment, Restricted Payment or Acquisition and incurrence or assumption of related Indebtedness had occurred on the first day of the most recently completed four fiscal quarter period for which a Compliance Certificate has been delivered pursuant to Section 6.1 (or was required to be so delivered), as demonstrated by delivery to the Agent of a Compliance Certificate for such period (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 6.1, including adjustments to give appropriate effect to cost savings and synergies that are directly attributable to specified actions taken in respect of any Investment, acquisition, merger or other transaction or initiative, net of the amount of actual benefits realized during such period from such actions; provided that (i) such cost savings and synergies are reasonably identifiable and factually supportable and certified as such in a certificate of an Authorized Officer delivered to the Agent setting forth calculations of such pro forma adjustments supporting them in reasonable detail, (ii) such actions are reasonably anticipated to be realized in connection with such transaction within twelve months after such transaction, and (iii) such cost savings and synergies shall not exceed an amount equal to (1) in the case of any consecutive four fiscal quarter period ending on or prior to December 31, 2012, 10.0% of EBITDA for such period (prior to giving such pro forma effect in such period), (2) in the case of any consecutive four fiscal quarter period ending after December 31, 2012 but on or prior to December 31, 2013, 7.5% of EBITDA for such period (prior to giving such pro forma effect in such period), and (3) in the case of any consecutive four fiscal quarter period ending after

December 31, 2013, 5.0% of EBITDA for such period (prior to giving such pro forma effect in such period), in each case, completed on such pro forma basis; provided, that, in the case of Section 2.21, the entire Additional Revolving Commitment Amount being requested shall be deemed to be Indebtedness that is outstanding and will remain outstanding through the relevant consecutive four fiscal quarter period.

“Pro Rata Share” means, with respect to any Lender, a percentage equal to a fraction (x) the numerator of which is such Lender’s Revolving Commitment or outstanding Term Loan amount or Term Commitment, as applicable, and (y) the denominator of which is (i) the Aggregate Revolving Commitment or, if the Aggregate Revolving Commitment has been terminated or expired, the aggregate Revolving Exposures at that time or (ii) the aggregate outstanding amount of all Term Loans or Term Commitment, as applicable.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Protected Health Information” means individually identifiable health information defined as “protected health information” under 45 C.F.R. §160.103.

“Purchasers” has the meaning specified in Section 12.3.1.

“Qualified Plan” means a Plan that is intended to be tax-qualified under Section 401(a) of the Code.

“Receivables Facility” means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower and its Subsidiaries pursuant to which the Borrower and/or any of its Subsidiaries sells its accounts receivable to a Person that is not a Subsidiary.

“Regulation D, T, U and X” means Regulation D, T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Reimbursement Obligation” has the meaning specified in Section 2.20.3.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Required Lenders” means Lenders in the aggregate having more than 50% of the sum of (i) the Aggregate Revolving Commitment (or, if the Aggregate Revolving Commitment has been terminated or expired, the aggregate Revolving Exposures at that time) and (ii) the aggregate principal amount of the outstanding Term Loans; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Exposure or Pro Rata Share of Term Commitments and outstanding Term Loans, as applicable, shall be excluded for purposes of determining Required Lenders.

“Required Revolving Lenders” means Revolving Lenders in the aggregate having more than 50% of the Aggregate Revolving Commitment (or, if the Aggregate Revolving Commitment has been terminated or expired, the aggregate Revolving Exposures at that time); provided that to the extent that any

Revolving Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Exposure shall be excluded for purposes of determining Required Revolving Lenders.

“Required Term Lenders” means Term Lenders in the aggregate having more than 50% of the aggregate principal amount of the outstanding Term Loans; provided that to the extent that any Term Lender is a Defaulting Lender, such Defaulting Lender and its Pro Rata Share of Term Commitments and outstanding Term Loans shall be excluded for purposes of determining Required Term Lenders.

“Requirement of Law” for any Person means the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Agent is subject with respect to the Eurodollar Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Restricted Payment” has the meaning specified in Section 6.23.

“Revolving Advance” means a borrowing consisting of simultaneous Revolving Loans of the same Type made to the Borrower by each of the Lenders pursuant to Section 2.1, and for, in the case of Eurodollar Advances, the same Interest Period.

“Revolving Advance Borrowing Notice” has the meaning specified in Section 2.7.

“Revolving Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit and in Swing Line Loans not exceeding the amount set forth opposite its name on Schedule II as reflected in the Revolving Commitment column or as set forth in any Assignment Agreement relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof. The original aggregate amount of the Revolving Commitments is $300,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans plus an amount equal to its Pro Rata Share of the unpaid L/C Obligations at such time plus an amount equal to its Pro Rata Share of the aggregate principal amount of outstanding Swing Line Loans at such time.

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment or a Revolving Loan.

“Revolving Loan” means a loan made by a Lender to the Borrower as part of a Revolving Advance.

“Revolving Note” has the meaning specified in Section 2.14(d).

“SEC” has the meaning specified in Section 6.1(a).

“Senior Leverage Ratio” means, as of any date, the ratio of (i) Consolidated Net Senior Debt as of such date to (ii) EBITDA for the Borrower and its Subsidiaries determined on a consolidated basis for the four consecutive fiscal quarters of the Borrower ending on or immediately prior to such date.

“Significant Subsidiaries” means the Subsidiaries listed on Schedule VII.

“Solvent” means with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Remittance Time” means (a) if the relevant Payment Office is located in Atlanta, 12:00 p.m. and (b) if the relevant Payment Office is located elsewhere, such time as the Agent shall specify after consultation with the Borrower and the Lenders.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and the Subsidiaries, Property that has a Fair Value representing more than 5% of Consolidated Net Worth determined as of the end of the fiscal quarter of the Borrower most recently ended prior to the date on which such determination is made.

“SunTrust” means SunTrust Bank, with its office in Atlanta, Georgia, in its individual capacity.

“Supplemental Guarantor” has the meaning given that term in the definition of “Guarantor.”

“Swing Line Borrowing Notice” has the meaning specified in Section 2.10(b).

“Swing Line Lender” means SunTrust or any other Lender as a successor Swing Line Lender.

“Swing Line Loan” means a loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.10.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Advance” means the aggregate principal amount outstanding under the Term Loans from time to time.

“Term Advance Borrowing Notice” has the meaning specified in Section 2.2.

“Term Commitment” means for each Lender, the obligation of such Lender to make a Term Loan hereunder on the Effective Date, in an amount not exceeding the amount set forth opposite its name on Schedule II attached hereto as reflected in the Term Commitment column, as such amount may be reduced pursuant to Section 2.2. The original aggregate amount of the Term Commitments is $450,000,000.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” has the meaning specified in Section 2.2.

“Term Loans” means the aggregate of the Terms Loans of all of the Lenders.

“Term Note” has the meaning specified in Section 2.14(d).

“Total Consolidated Debt”, of any Person on any date, means all Indebtedness of such Person and its Subsidiaries on such date, determined on a consolidated basis and in accordance with GAAP.

“Transferee” has the meaning specified in Section 12.4.

“Treasury Management Obligations” means, collectively, all obligations and other liabilities of the Borrower or any Guarantor pursuant to any agreements governing the provision to the Borrower or such Guarantor of treasury or cash management services, including deposit accounts, funds transfer, purchasing card services, automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Trust PIERS” means the 4.00% Junior Subordinated Debentures due 2033 of the Borrower issued pursuant to the Trust PIERS Supplemental Indenture.

“Trust PIERS Supplemental Indenture” means the Second Supplemental Indenture dated as of June 13, 2003, between the Borrower and SunTrust Bank, as Trustee, pursuant to which the Trust PIERS were issued.

“Trust PIERS Trust Agreement” means that certain Amended and Restated Trust Agreement dated June 13, 2003 of Omnicare Capital Trust I, a statutory trust created under Delaware law, executed by Borrower, as depositor, and the Delaware trustee thereunder, the sole asset of which is the Trust PIERS.

“Type” means, (a) with respect to any Revolving Loan or Term Loan, its nature as a Floating Rate Loan or a Eurodollar Loan, and (b) with respect to any Revolving Advance or Term Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

“UCC” means the New York Uniform Commercial Code, as in effect from time to time.

“United States” and “U.S.” mean the United States of America.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof,” “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement; (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless otherwise indicated, all references to time are references to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars. In determining whether any individual event, act, condition or occurrence of the foregoing types could reasonably be expected to result in a Material Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other such events, acts, conditions or occurrences of the foregoing types which have occurred could reasonably be expected to result in a Material Adverse Effect.

ARTICLE II.

THE CREDITS

2.1. The Revolving Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement (including, without limitation, the terms and conditions of Sections 2.11 and 8.1 relating to the reduction, suspension or termination of the Aggregate Revolving Commitment), to make Revolving Loans to the Borrower from time to time in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the aggregate Revolving Exposures exceeding the Aggregate Revolving Commitments. Subject to the terms of this Agreement (including, without limitation, the terms and conditions of Sections 2.11 and 8.1 relating to the reduction, suspension or termination of the Aggregate Revolving Commitment), the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Facility Termination Date. Unless earlier terminated in accordance with the terms and conditions of this Agreement, the Revolving Commitments of the Lenders to lend hereunder shall expire on the Facility Termination Date. Notwithstanding anything herein to the contrary, each of the Lenders shall be required to fund its Pro Rata Share of any Revolving Advance made in connection with any L/C Drafts notwithstanding that such Revolving Advance may be made on or after the date of any reduction, suspension or termination of the Aggregate Revolving Commitment pursuant to Section 2.11(b) or 8.1.

2.2. The Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan (each, a “Term Loan”) to the Borrower on the Effective Date in a principal amount not to exceed the Term Commitment of such Lender; provided, that if for any reason the full amount of such Lender’s Term Commitment is not fully drawn on the Effective Date, the undrawn portion thereof shall automatically be canceled. The Borrower shall give the Agent irrevocable notice, in the form attached hereto as Exhibit F (a “Term Advance Borrowing Notice”), not later than 10:00 a.m. (i) on the Borrowing Date for each Floating Rate Advance and (ii) at least three Business Days before the Borrowing Date for each Eurodollar Advance, specifying the aggregate amount of the Term Advance, the Type of each Term Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 4.1 shall be deemed to constitute the Borrower’s request to borrow the Term Loans on the Effective Date. The Term Commitments shall terminate on the Effective Date upon the making of the Term Loans pursuant to this Section 2.2.

2.3. Repayment of the Loans.

(a) Revolving Loans and Swing Line Loans. Any outstanding Revolving Loans and Swing Line Loans shall be paid in full by the Borrower on the Facility Termination Date; provided, however, that nothing in this Section 2.3 shall be construed as limiting or modifying the obligation of the Borrower to repay any or all of the outstanding Revolving Loans at any earlier time in accordance with the terms of this Agreement.

(b) Term Loans. The Borrower unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of the Term Loan of such Lender in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement):

Installment Date	Aggregate Principal Amount
December 31, 2011	$5,625,000
March 31, 2012	$5,625,000
June 30, 2012	$5,625,000
September 30, 2012	$5,625,000
December 31, 2012	$5,625,000
March 31, 2013	$5,625,000
June 30, 2013	$5,625,000
September 30, 2013	$5,625,000
December 31, 2013	$5,625,000
March 31, 2014	$5,625,000
June 30, 2014	$5,625,000
September 30, 2014	$5,625,000
December 31, 2014	$5,625,000
March 31, 2015	$5,625,000
June 30, 2015	$5,625,000
September 30, 2015	$5,625,000
December 31, 2015	$5,625,000
March 31, 2016	$5,625,000
June 30, 2016	$5,625,000
Facility Termination Date	$343,125,000

; provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans shall be due and payable on the Facility Termination Date.

(c) Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay all or any part of the Obligations when due, all payments received by the Agent or the Lenders upon the Obligations and all net proceeds from any enforcement of the Obligations shall be applied: (a) first, to all expenses then due and payable by the Borrower under the Loan Documents, (b) then, to all indemnity obligations then due and payable by the Borrower under the Loan Documents, (c) then, to all Agent’s fees then due and payable under the Loan Documents, (d) then, to all commitment and other fees and commissions then due and payable under the Loan Documents, (e) then, to accrued and unpaid interest on the Swing Line Loans to the Swing Line Lender, (f) then, to the principal amount outstanding under the Swing Line Loans to the Swing Line Lender, (g) then, to fees and accrued and unpaid interest on the other Loans, on the Reimbursement Obligation and on any Treasury Management Obligations, Hedging Obligations and Existing Hedging Obligations then due and payable (pro rata in accordance with all such amounts due), (h) then, to the principal amount of the Loans, Reimbursement Obligation, any Treasury Management Obligations and any termination payments under Hedging Obligations and Existing Hedging Obligations then due and payable (pro rata in accordance with all such amounts due) and (i) then, to the cash collateral account described in Section 2.20.4 to the extent of any L/C Obligations then outstanding, in that order.

2.4. Ratable Loans; Types of Revolving Advances. Each Revolving Advance hereunder shall consist of Revolving Loans made from the several Lenders on the basis of their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Revolving Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Revolving Loans hereunder. Any Revolving Advance may be a Floating Rate Advance or a Eurodollar Advance, as the Borrower shall select in accordance with Sections 2.7 and 2.8.

2.5. Minimum Amount of Each Revolving Advance. Each Revolving Advance shall be in a minimum amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof; provided, however, that any Revolving Advance may be in the amount of the unused Aggregate Revolving Commitment.

2.6. Prepayments of Loans.

2.6.1 Optional Prepayments of Loans. Subject to Section 3.4 and the requirements of Section 2.5, the Borrower may (a) following notice given to the Agent by the Borrower, in the form attached hereto as Exhibit G (a “Prepayment Notice”) by not later than 11:00 a.m. one Business Day prior to the date (or, in the case of any Swing Line Loan, 1:00 p.m. the same Business Day as the date) of the proposed prepayment, such notice specifying whether such amount being prepaid is an Advance or a Swing Line Loan, with respect to an Advance being prepaid, whether such Advance being prepaid is a Revolving Advance or Term Advance, and the Type of such Advance, and, in all cases, the aggregate principal amount of and the proposed date of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Floating Rate Loans comprising part of the same Advance in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid and (b) following a Prepayment Notice given to the Agent by the Borrower by not later than 11:00 a.m. on, if the Advance to be prepaid is a Eurodollar Advance, the third Business Day preceding the date of the proposed prepayment, such notice specifying the Advance to be prepaid and the proposed date of the prepayment, and, if such notice is given, Borrower shall prepay the outstanding principal amounts of the Eurodollar Loans comprising a Eurodollar Advance in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that the portion of any Advance that is not prepaid hereunder shall continue to satisfy the minimum amount for such Advance specified in Section 2.5. In the case of a Floating Rate Advance or Swing Line Loan, each partial prepayment shall be in an aggregate principal amount not less than $1,000,000, and in the case of a Eurodollar Advance, each partial prepayment shall be in a minimum aggregate principal amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof. Each prepayment of a Swing Line Loan shall be applied to the Swing Line Loans outstanding and each prepayment of an Advance shall be applied ratably to the Loans comprising such Advance; and in the case of a prepayment of a Term Advance, ratably to reduce all subsequently scheduled installments payable pursuant to Section 2.3(b). Notwithstanding anything in this Agreement to the contrary, (i) the Borrower may not reborrow under any Term Loan after a prepayment is made pursuant to this Section 2.6.1 and (ii) the Borrower may rescind any notice of prepayment under this Section 2.6.1 or any notice of termination under Section 2.11(b) if such prepayment and termination would have resulted from a refinancing of all of the Loans, which refinancing shall not be consummated or shall otherwise be delayed.

2.6.2 Mandatory Prepayment of Revolving Loans. In the event and on such occasion that the total Revolving Exposure exceeds the Aggregate Revolving Commitments, the Borrower shall prepay in an aggregate amount equal to such excess first, any unpaid Swing Line Loans, second, any outstanding Revolving Loans, and third, to Cash Collateralize any L/C Obligations then outstanding.

2.7. Method of Selecting Types and Interest Periods for New Revolving Advances. The Borrower shall select the Type of each Revolving Advance and, in the case of a Eurodollar Advance, the Interest Period applicable to such Revolving Advance from time to time. The Borrower shall give the Agent irrevocable notice, in the form attached hereto as Exhibit F (a “Revolving Advance Borrowing Notice”), not later than 10:00 a.m. (i) on the Borrowing Date for each Floating Rate Advance and (ii) at least three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(a) the Borrowing Date, which shall be a Business Day, of such Revolving Advance,

(b) the aggregate amount of such Revolving Advance,

(c) the Type of such Revolving Advance, and

(d) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than the Specified Remittance Time on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans to the Agent in immediately available funds at the relevant Payment Office. To the extent that the Agent has received funds from the Lenders as specified in the preceding sentence and the applicable conditions set forth in Article IV have been fulfilled, the Agent will make such funds available to the Borrower at the relevant Payment Office within two hours following the Specified Remittance Time, it being understood that if the relevant Payment Office is located in Atlanta, the Agent will make the applicable funds available to the Borrower by depositing such funds to such account with SunTrust as the Borrower shall designate.

2.8. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances or prepaid pursuant to Section 2.6. Each Eurodollar Advance of any Type shall continue as a Eurodollar Advance of such Type until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance of such Type for the same or another Interest Period or be converted into an Advance of another Type. Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of a Revolving Advance or Term Advance of any Type into any other Type or Types of Advances; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice in the form of Exhibit H (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. (i) in the case of a conversion into a Floating Rate Advance, on the date of such conversion and (ii) in the case of a conversion into or continuation of a Eurodollar Advance, at least three Business Days before the date of such conversion or continuation, specifying:

(a) the requested date, which shall be a Business Day, of such conversion or continuation;

(b) the aggregate amount and Type of the Revolving Advance or Term Advance which is to be converted or continued; and

(c) the amount and Type(s) of Revolving Advance(s) or Term Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto.

No Advance may be converted into, or continued as, a Eurodollar Advance if a Default or an Unmatured Default exists, unless the Agent and each of the affected Lenders shall have otherwise consented in writing.

2.9. Payment of Interest on Advances; Changes in Interest Rate.

(a) Interest accrued on each Floating Rate Advance shall be payable on the last Business Day of each calendar quarter and on the earliest of the Facility Termination Date, the date of the reduction to zero of the Aggregate Revolving Commitment pursuant to Section 2.11 and the date of the acceleration of the Obligations pursuant to Section 8.1. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. In addition, interest accrued on any Advance pursuant to Section 2.12 shall be payable on demand. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365/366-day year. All other interest and all fees (including, without limitation, Eurodollar Advances) shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

(b) Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.8(b) to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.8(b), at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on each Revolving Advance and Term Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate determined as applicable to such Eurodollar Advance. No Interest Period may end after the Facility Termination Date.

2.10. Swing Line Loans.

(a) Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Article IV and prior to the Facility Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower from time to time in an amount that will not result in (i) the aggregate principal amount of the outstanding Swing Line Loans exceeding the lesser of (x) $25,000,000 or (y) the amount by which the Aggregate Revolving Commitment exceeds the Revolving Exposure or (ii) the sum of the total Revolving Exposures exceeding the Aggregate Revolving Commitment at such time. Each Swing Line Loan shall be in a minimum amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof, and all interest payable on the Swing Line Loans shall be payable to the Swing Line Lender for the account of such Swing Line Lender. In no event shall the number of Swing Line Loans outstanding at any time be greater than four.

(b) Borrowing Notice. The Borrower shall deliver to the Agent and the Swing Line Lender a notice (a “Swing Line Borrowing Notice”) signed by it not later than 11:00 a.m. on the Borrowing Date of each Swing Line Loan specifying (i) the applicable Borrowing Date (which shall be a Business Day) and (ii) the aggregate amount of the requested Swing Line Loan. The Swing Line Loans shall at all times be Floating Rate Loans.

(c) Making of Swing Line Loans. Promptly after receipt of the Swing Line Borrowing Notice under Section 2.10(b), the Agent shall notify each Lender of the requested Swing Line Loan. Not later than 2:00 p.m. on the applicable Borrowing Date, the Swing Line Lender shall make available its Swing Line Loan in funds immediately available in Atlanta to the Agent at the address specified by the Agent. The Agent will promptly make such funds available to the Borrower.

(d) Payment of Interest and Repayment of Swing Line Loans. Interest accrued on each Swing Line Loan shall be payable on the first Business Day of each calendar month and on the applicable date the Swing Line Loan is due. Each Swing Line Loan shall be paid in full by the Borrower upon the earlier of (i) demand therefor by Agent, and (ii) Facility Termination Date. Outstanding Swing Line Loans may be repaid from the proceeds of Revolving Advances or Swing Line Loans. Any repayment of a Swing Line Loan shall be in the minimum amount of $500,000 and in increments of $100,000 in excess thereof or the full amount of such Swing Line Loan. If the Borrower at any time fails to repay a Swing Line Loan on the applicable date when due, the Borrower shall be deemed to have elected to borrow a Floating Rate Advance under Section 2.1 as of such date equal in amount to the unpaid amount of such Swing Line Loan (notwithstanding the minimum amount of Revolving Advances as provided in Section 2.5). The proceeds of any such Revolving Advance shall be used to repay such Swing Line Loan. Unless the Required Revolving Lenders shall have notified the Swing Line Lender prior to the Swing Line Lender making any Swing Line Loan, that the applicable conditions precedent set forth in Article IV have not then been satisfied, each Lender’s obligation to make Revolving Loans pursuant to Section 2.1 and this Section 2.10(d) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including the occurrence or continuance of a Default or Unmatured Default; provided that the Swing Line Lender shall not make a Swing Line Loan if, at the time it would otherwise make such Loan, the Swing Line Lender has actual knowledge that a Default or Unmatured Default has occurred and is continuing. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.10(d), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.10(d) or if, for any reason Revolving Advances cannot be made by the Lenders hereunder, such Lender shall, or shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest in and participation in the applicable Swing Line Loan in the amount of the Loan such Lender was required to make pursuant to this Section 2.10(d) and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand by the Agent and ending on the date such obligation is fully satisfied.

2.11. Commitment Fees; Reductions in Commitment.

(a) Fees.

(i) Commitment Fees. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee at a rate per annum equal to the Applicable Commitment Fee Rate in effect from time to time on the daily unused portion of such Lender’s Revolving Commitment (treating the L/C Obligations and, with respect solely to the Swing Line Lender, the outstanding balance of any Swing Line Loans, as usage) from the date hereof to but excluding the earliest of the Facility Termination Date, the date of the reduction to zero of the Aggregate Revolving Commitment pursuant to this Section 2.11 and the date of the termination of the Aggregate Revolving Commitment pursuant to Section 8.1. Such commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December, and on the earliest of the Facility Termination Date, the date of the reduction to zero of the Aggregate Revolving Commitment pursuant to this Section 2.11 and the date of the termination of the Aggregate Revolving Commitment pursuant to Section 8.1. Commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year.

(ii) Agent Fees. The Borrower shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Agent.

(b) Reductions in Aggregate Revolving Commitment. The Borrower may permanently reduce the Aggregate Revolving Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least three Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Commitment may not be reduced below the aggregate Revolving Exposure.

(c) Reductions of Defaulting Lender’s Revolving Commitment. So long as no Default or Unmatured Default shall have occurred and be continuing, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than five Business Days’ prior notice to the Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.22 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Agent, any Issuer, the Swing Line Lender or any Lender may have against such Defaulting Lender. For purposes of the foregoing, the unused amount of such Defaulting

Lender’s Revolving Commitment may include its Pro Rata Share of any outstanding Letter of Credit up to the then aggregate unused amount of the Revolving Commitments of the non-Defaulting Lenders.

(d) Fees Owing to Defaulting Lenders. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any commitment fees accruing during such period pursuant to clause (a) above (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such commitment fees), or any amendment fees hereafter offered to any Lender.

2.12. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9, unless the Agent and each of the affected Lenders shall have otherwise consented in writing, during the continuance of a Default or Unmatured Default, no Revolving Advance may be made as, converted into or continued as a Eurodollar Advance and no Term Advance may be converted into or continued as a Eurodollar Advance. In addition, (i) upon the occurrence and during the continuance of a Default pursuant to Section 7.2, (ii) if the Required Lenders so elect, upon the occurrence and during the continuance of any other Default and (iii) after acceleration pursuant to Section 8.1, (a) each Eurodollar Advance shall bear interest until paid in full at the Eurodollar Rate then applicable to such Advance plus 2% per annum for the then-current Eurodollar Interest Period until the last day of such Eurodollar Interest Period, and thereafter, shall bear interest until paid in full at a rate per annum equal to the Floating Rate plus 2% per annum and (b) each Floating Rate Advance and all other Obligations hereunder (other than Loans) shall bear interest until paid in full at a rate per annum equal to the Floating Rate plus 2% per annum.

2.13. Method of Payment. Except to the extent that any Tax is required to be withheld or deducted under applicable law, but subject to the provisions of Section 2.18, all payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 1:00 p.m. on the date when due and shall be remitted by the Agent to the Lenders according to their respective interests therein. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized, but is not obligated, to charge the accounts of the Borrower maintained with SunTrust into which proceeds of Advances are remitted pursuant to Section 2.7 for each payment of interest and fees as it becomes due hereunder, for each payment of principal, in accordance with the applicable Prepayment Notice or when otherwise due and payable in accordance with the terms hereof, and for each payment of Reimbursement Obligations when due and payable in accordance with the terms hereof.

2.14. Noteless Agreement; Evidence of Indebtedness; Telephonic Notices.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Loan (and, in the case of the Swing Line Lender, each Swing Line Loan) or Term Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each

Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that (i) its Revolving Loans be evidenced by a promissory note in substantially the form of Exhibit A-1 (a “Revolving Note”) (ii) its Term Loan be evidenced by a promissory note in substantially the form of Exhibit A-2 (a “Term Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Revolving Note or Term Note payable to the order of such Lender. Thereafter, the Revolving Loans or Term Loans evidenced by such Revolving Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Revolving Notes, payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Revolving Note or Term Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

(e) The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Revolving Advances and effect selections of Types of Revolving Advances and Term Advances based on telephonic notices made by any person or persons the Agent in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice, signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent of the relevant telephonic notice shall govern absent manifest error.

2.15. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Revolving Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and Prepayment Notice received by it hereunder. The Agent will notify each Lender and the Borrower of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender and the Borrower prompt notice of each change in the Alternate Base Rate.

2.16. Lending Installations. Each Lender may book its Loans at any one or more Lending Installations selected by such Lender and may change any such Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.17. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (a) in the case of repayment by a Lender, the Federal Funds Effective Rate for such day or (b) in the case of repayment by the Borrower, the interest rate applicable to the relevant Loan.

2.18. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any other applicable withholding agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the Borrower or the applicable Guarantor shall be increased as necessary so that after all required deductions of Indemnified Taxes or Other Taxes have been made (including any such deductions applicable to amounts payable under this Section 2.18) the Agent or applicable Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or other applicable withholding agent shall make such deductions and (iii) the Borrower or other applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Without duplication or limitation of subsections (a) or (b) above, the Borrower shall indemnify the Agent and each Lender, within five Business Days after written demand therefor, for any Indemnified Taxes paid by the Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, and for any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any Guarantor to a Governmental Authority, the Borrower shall, to the extent available to the Borrower, deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) (i) Any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver on or prior to the date on which such Lender becomes a Lender under this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation) to the Borrower and the Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) and from time to time thereafter upon the request of the Borrower or the Agent, two duly completed copies of Internal Revenue Service Form W-9, or any successor form thereto, or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Agent, certifying that such Lender is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is entitled to a complete exemption from United States federal backup withholding tax.

(ii) Each Foreign Lender agrees that it will on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation) deliver to the Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), to the extent legally eligible to do so, two duly completed copies of (A) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (B) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to a complete exemption from, or reduction in, the withholding of the United States federal income tax under an applicable tax treaty; or (C) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (x) establishing that each interest payment to the Foreign Lender qualifies as “portfolio interest” exempt from United States federal withholding tax under Code Section 871(h) or 881(c), and (y) stating that (1) the Foreign Lender is not a bank for purposes of Code Section 881(c)(3)(A); (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code Section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code Section 881(c)(3)(C); or (D) such other form (together with any supplementary documentation) prescribed by applicable law as a basis for claiming exemption from or reduction in United States federal withholding tax (including Forms W-8 IMY or W-8 EXP).

(iii) In addition, each Lender and each Participant shall, to the extent legally eligible to do so, deliver new or revised forms required under this Section 2.18(e) promptly upon the expiration, obsolescence or invalidity of any form previously delivered by such Lender or Participant. Each Lender and each Participant shall promptly notify the Borrower and the Agent (or, in the case of a Participant, the Lender from which the Participant purchased its participation) in writing at any time that such Lender or Participant determines that it is no longer in a position to provide any previously delivered certificate or other documentation or information to the Borrower and the Agent (or participating Lender), regardless of whether any such certificate or other documentation or information is then presently required to be delivered. Each Foreign Lender shall provide, promptly upon the reasonable demand of the Borrower or the Agent, any information, form or document, accurately completed and in a manner reasonably satisfactory to the requesting party, that may be required or reasonably requested in order to allow the requesting party to make a payment under this Agreement or the Loan Documents without any deduction or withholding for or on account of any Tax otherwise required to be withheld or assessed under FATCA and shall (and shall cause other persons acting on its behalf to) comply with any information gathering and reporting requirements (including entering into any agreement with the Internal Revenue Service), in each case, that are required to obtain a complete exemption from any United States withholding taxes with respect to payments received by or on behalf of such Foreign Lender.

(f) Each Lender shall deliver to the Borrower and the Agent (in such number of duly completed and executed originals as shall be requested by the recipient), at the time or times prescribed by law and at the time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent (1) to enable the Borrower and/or the Agent to comply with their obligations under FATCA, (2) to determine whether such Lender has complied with such Lender’s obligations under FATCA and/or (3) to determine the amount, if any, to deduct and withhold from any payment under any Loan Document pursuant to FATCA.

(g) If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Guarantor or with respect to which the Borrower or any Guarantor has paid additional amounts, it shall pay to the Borrower an amount equal to such refund (but only to the extent of the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, additions to tax or interest imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority; provided further that the Borrower shall not have any obligation to indemnify the Agent or any Lender, as the case may be, for any penalties, interest or additions to tax to the extent that such penalties, interest or additions to tax are attributable to the failure of the Agent or such Lender, as the case may be, to timely notify the Borrower of the obligation to repay a refund. This paragraph shall not be construed to require the Agent, or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h) With respect to any Indemnified Tax for which the Borrower or any Guarantor may be required to pay additional amounts under Section 2.18(a), if the Borrower, acting reasonably, determines that a reasonable basis exists for contesting such Indemnified Tax, the Agent and such Lender (including any Foreign Lender and any relevant assignee or Participant) shall reasonably cooperate with the Borrower in challenging the imposition of such Indemnified Tax as long as such cooperation does not subject the Agent or such Lender to any unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Agent or such Lender.

(i) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 2.18, include any Issuer.

2.19. Termination. All unpaid Obligations (excluding Hedging Obligations) shall be paid in full in cash by the Borrower on the Facility Termination Date; provided, however, that (a) all Revolving Loans made in connection with any of the Letters of Credit shall be paid in full by the Borrower on the earlier of the Facility Termination Date and the Business Day immediately following the date the relevant Revolving Loan is made, and (b) nothing in this Section 2.19 shall be construed as limiting or modifying the obligation of the Borrower to repay any or all of the outstanding Obligations at any earlier time in accordance with the terms of this Agreement.

2.20. Letter of Credit Facility.

2.20.1 Letters of Credit. Upon receipt of duly executed applications therefor, and such other documents, instruments and agreements as the Agent may reasonably require, and subject to the provisions of Article IV, the Issuer shall issue standby Letters of Credit for the account of the Borrower, on such terms as are satisfactory to the Issuer; provided, however, that no Letter of Credit will be issued for the account of the Borrower by the Issuer if on the date of issuance, before or after taking such Letter of Credit into account (i) the Revolving Exposure at such time would exceed the Aggregate Revolving Commitment, or (ii) the aggregate outstanding amount of the L/C Obligations would exceed $50,000,000; and provided, further, that no Letter of Credit shall be issued unless it has an expiration date that is no later than the date which is five Business Days immediately preceding the Facility Termination Date. The Borrower, the Agent, the Issuer and the Lenders hereby acknowledge that on and as of the Effective Date the Existing Letters of Credit shall irrevocably be deemed to be Letters of Credit issued under this Agreement and all the provisions of this Agreement shall apply to the Existing Letters of Credit as being Letters of Credit issued under this Agreement by the applicable Existing L/C Issuer, the whole without novation of all of the obligations of the Borrower to each Existing L/C Issuer in respect of said Existing Letters of Credit.

2.20.2 Letter of Credit Participation. Immediately upon issuance of each Letter of Credit by the Issuer hereunder (and on the Effective Date, with respect to the Existing Letters of Credit), each Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the applicable Issuer an undivided interest and participation in and to such Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of the applicable Issuer thereunder (collectively, an “L/C Interest”) in an amount equal to its Pro Rata Share of the amount available for drawing under such Letter of Credit. If the Borrower at any time fails to repay a Reimbursement Obligation, the applicable Issuer (or the Agent, on its behalf) will notify each Lender promptly upon presentation to it of an L/C Draft or upon any other draw under any Letter of Credit, such notice to be given at least three Business Days before the Business Day on which the applicable Issuer makes payment of each such L/C Draft, or, in the case of any other draw on the Letter of Credit, at the time of demand by the applicable Issuer. On or before the Business Day on which the applicable Issuer makes payment of each such L/C Draft or, in the case of any other draw on the Letter of Credit, on demand of the applicable Issuer, each Lender shall make payment to the applicable Issuer (or to the Agent for the account of the applicable Issuer), in immediately available funds in an amount equal to such Lender’s Pro Rata Share of the amount of such payment or draw. Unless, with respect to such specific Letter of Credit, the Required Revolving Lenders shall have notified the Agent prior to the Issuer issuing any Letter of Credit, that the applicable conditions precedent set forth in Article IV have not then been satisfied, the obligation of each Lender to reimburse the applicable Issuer under this Section 2.20.2 shall be unconditional, continuing, irrevocable and absolute and shall not be affected or impaired by, among other things, the reduction, suspension or termination of the Aggregate Revolving Commitment pursuant to Section 2.11(b) or 8.1. In the event that any Lender fails to make payment to the applicable Issuer of any amount due under this Section 2.20.2, the applicable Issuer shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the applicable Issuer receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the applicable Issuer for such amount in accordance with this Section 2.20.2.

2.20.3 Reimbursement Obligation. The Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the applicable Issuer, for the account of the Lenders, the amount of each advance drawn under or pursuant to a Letter of Credit or an L/C Draft related thereto (such obligation of the Borrower to reimburse the Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a “Reimbursement Obligation”). If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 2.20.3, the Borrower shall be deemed to have elected to borrow a Floating Rate Advance from the Revolving Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, equal in amount to the amount of the unpaid Reimbursement Obligation, the proceeds of which Advance shall be used to repay such Reimbursement Obligation and such Advance shall be available from the Lenders notwithstanding the fact that the Aggregate Revolving Commitment may have been reduced, suspended or terminated pursuant to Section 2.11(b) or 8.1. If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to Floating Rate Advances.

2.20.4 Cash Collateral. Notwithstanding anything to the contrary herein or in any application for any Letter of Credit, after the occurrence and during the continuance of a Default, the

Borrower shall, upon the Agent’s demand, provide Cash Collateralization of the Letters of Credit and deliver to the Agent, for the benefit of the Issuers and the Lenders, an amount in cash equal to 103% of the aggregate outstanding L/C Obligations. Any such collateral shall be held by the Agent in a separate, interest-bearing account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Agent for the benefit of the Issuers and the Lenders as collateral security for the Borrower’s obligations in respect of this Agreement and the Letters of Credit and L/C Drafts. Such amounts shall be applied to reimburse the applicable Issuer for drawings or payments under or pursuant to the Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of any other due and unpaid costs, fees, expenses and other Obligations related to the Letters of Credit, any L/C Drafts and such cash collateral account, as the Agent shall determine in consultation with the Issuers. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 2.20.4 which are not to be applied to reimburse the applicable Issuer for amounts drawn under the Letters of Credit or L/C Drafts or to the payment of related costs, fees, expenses and other Obligations as described above, shall be returned to the Borrower. Investment earnings (net of investment losses and any unpaid costs, fees, expenses and other Obligations related to the Letters of Credit, any L/C Drafts and such cash collateral account) on amounts on deposit in the cash collateral account shall be for the account of the Borrower, and the Agent shall remit any such accrued earnings to the Borrower no less frequently than quarterly.

2.20.5 Letter of Credit Fees. The Borrower agrees to pay (a) to the Agent for the ratable benefit of the Lenders, a letter of credit fee equal to the Applicable Letter of Credit Fee Rate in effect from time to time on the aggregate daily amount available for drawing under the outstanding Letters of Credit, such fee to be paid in arrears on the last Business Day of each calendar quarter, and on the Facility Termination Date and (b) to the applicable Issuer for its own account as issuing bank, a one time facing fee of 0.125% of the amount available for drawing under each Letter of Credit issued by such Issuer, payable upon the issuance of each such Letter of Credit issued on or after the Effective Date and all customary fees and other issuance, amendment, negotiation and presentment expenses and related charges in connection with the issuance, amendment, presentation of L/C Drafts, and the like customarily charged by the applicable Issuer to other customers of such Issuer of comparable creditworthiness with respect to standby letters of credit and commercial letters of credit, payable at the time of invoice of such amounts. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any letter of credit fees accruing during such period pursuant to clause (a) above (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such letter of credit fees), and such letter of credit fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to the applicable Issuer or, if and to the extent the Borrower has provided Cash Collateral therefor (or otherwise complied with clause (c) of Section 2.22(b) with respect to such Defaulting Lender), to the Borrower.

2.20.6 Indemnification; Exoneration.

(a) In addition to amounts payable as elsewhere provided in this Agreement, Borrower hereby agrees to pay, and to protect, indemnify and save harmless the Agent, the Issuers and each Lender from and against, any and all liabilities and costs which the Agent, any Issuer or any Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the issuer thereof, as a result solely of its Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the issuer thereof to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto governmental authority (all such acts or omissions herein called “Governmental Acts”).

(b) As among the Borrower, the Lenders, the Agent and the Issuers, the Borrower assumes all risks of the acts and omissions of, or misuse of a Letter of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the letter of credit application and the letter of credit reimbursement agreement executed by the Borrower in connection with any Letter of Credit, the Issuers, the Agent and the Lenders shall not be responsible (in the absence of Gross Negligence or willful misconduct in connection therewith): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon any Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telecopy, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under any Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent, any Issuer, or any of the Lenders including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any rights or powers of any Issuer under this Section 2.20.6.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the applicable Issuer under or in connection with a Letter of Credit issued on behalf of the Borrower or any related certificates shall not, in the absence of Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put such Issuer, the Agent or any Lender under any resulting liability to the Borrower or any Guarantor or relieve the Borrower or any Guarantor of any of its obligations hereunder or under the relevant Guaranty to any such Person.

(d) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.20.6 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

(e) Notwithstanding anything therein to the contrary, in the event any of the provisions of any application submitted by the Borrower in connection with any Letter of Credit conflict with the provisions of this Agreement, the terms of this Agreement shall govern.

2.21. Increase of Commitments; Additional Lenders.

(a) The Borrower may, upon at least 15 days’ written notice to the Agent (who shall promptly provide a copy of such notice to each Lender), from time to time propose to (i) increase the Aggregate Revolving Commitments (the amount of any such increase, the “Additional Revolving Commitment Amount”) or (ii) increase the Aggregate Term Commitments (the amount of any such increase, the “Additional Term Commitment Amount”), by an aggregate amount for clauses (i) and (ii) not to exceed $300,000,000; provided that each Additional Revolving Commitment Amount or Additional Term Commitment Amount shall be in a principal amount of not less than $10,000,000 or larger multiple of $5,000,000. Each Lender shall have the right for a period of 10 days following receipt of such notice, to elect by written notice to the Borrower and the Agent to increase its Revolving Commitment or Term

Commitment by a principal amount equal to its Pro Rata Share of the Additional Revolving Commitment Amount or its Pro Rata Share of the Additional Term Commitment Amount. Any Lender who does not respond within such 10 day period shall be deemed to have elected not to increase its Revolving Commitment or Term Commitment. No Lender (or any successor thereto) shall have any obligation to increase its Revolving Commitment or Term Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Revolving Commitment or Term Commitment shall be made in its sole discretion independently from any other Lender.

(b) If any Lender shall elect not to increase its Revolving Commitment or Term Commitment pursuant to paragraph (a) of this Section 2.21, the Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Revolving Commitment or Term Commitment and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any new bank or financial institution must be acceptable to the Agent and in the case of an Additional Revolving Commitment Amount, the Swing Line Lender and each Issuer, which acceptance in each case will not be unreasonably withheld or delayed. The sum of the increases in the Revolving Commitments of the existing Lenders pursuant to this paragraph (b) plus the Revolving Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Revolving Commitment Amount. The sum of the increases in the Term Commitments of the existing Lenders pursuant to this paragraph (b) plus the Term Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Term Commitment Amount.

(c) An increase in the aggregate amount of the Revolving Commitments or Term Commitments pursuant to this Section 2.21 shall be subject to the conditions set forth in paragraph (d) immediately below and the following conditions: (i) immediately prior to and after giving effect to any such increase, no Default or Unmatured Default has occurred or is continuing or shall result therefrom, (ii) immediately prior to and after giving effect to any such increase, the Borrower and its Subsidiaries shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.18 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available and (iii) each Additional Lender shall become a Lender under this Agreement (or in the case of an existing Lender, shall become an Additional Lender with respect to its Additional Revolving Commitment Amount or Additional Term Commitment Amount) pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement giving effect to the modifications permitted by this Section 2.21 and, as appropriate, the other Loan Documents and executed only by the Borrower and each Guarantor, each Additional Lender and the Agent. All Commitments in respect of any Additional Revolving Commitment Amount or Additional Term Commitment Amount shall be Commitments under this Agreement and shall, on the date of the effectiveness of the applicable Incremental Facility Amendment, be added to the then existing Revolving Commitments or Term Commitments, as applicable, and all extensions of credit pursuant thereto shall have the same terms as those that apply to the extensions of credit pursuant to the existing Revolving Commitments and Term Commitments, or as otherwise agreed by the Borrower and the Additional Lenders; provided that (i) after giving effect to all upfront or similar fees, floors or original issue discount payable with respect to such Additional Revolving Commitment Amount or Additional Term Commitment Amount, if the yield applicable to the Additional Revolving Commitment Amount or Additional Term Commitment Amount (in each case, after giving effect to all upfront or similar fees, floors or original issue discount payable with respect to such Additional Revolving Commitment Amount or Additional Term Commitment Amount) is greater than the applicable yield paid pursuant to the terms of this Agreement as amended through the date of such calculation with respect to the Revolving Loans or Term Loans (in each case, including any upfront fees, floors or original issue discount paid to the Lenders hereunder) plus 0.50% per annum, then this Agreement shall be amended to provide that the interest rate with respect to the Revolving Loans and Term Loans shall be increased to an amount such that the yield under this Agreement on the Revolving Loans and Term Loans (in each case, after giving effect to all upfront or similar fees, floors or original issue discount paid with respect to the Revolving Loans or Term Loans, as the case may be) shall equal the yield applicable to the proposed Additional Revolving Commitment Amount or Additional Term Commitment Amount (in each case, after giving effect to all upfront or similar fees, floors or original issue discount payable with respect to such Additional Revolving Commitment Amount or Additional Term Commitment Amount)); provided that in determining the applicable yields, (A) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower shall be included (with OID being equated to interest based on the life to maturity of such incremental facility), (B) customary arrangement or commitment fees payable to the joint bookrunners (or their affiliates) or to one or more arrangers (or their affiliates) of any Incremental Facility Amendment shall be excluded and (C) with respect to any floor, such amount shall be converted into an interest margin (in an amount reasonably determined by the Agent and reasonably acceptable to the Borrower, provided that if the parties do not come to a mutual agreement on the calculation of such conversion, the difference between the floor (no floor being equated to 0%) for the Additional Revolving Commitment Amount or Additional Term Commitment Amount, as applicable, and the existing Revolving Loans or Term Loans, as applicable, shall be equated to an increase in the Applicable Margin for purposes of this clause) for purposes of determining any increase to the applicable yield, (ii) the covenants, events of default and remedies provisions of such Incremental Facility Amendment shall not be more onerous or restrictive on the Borrower or any Guarantor than the covenants, events of default or remedies contained in this Agreement (unless the Borrower agrees that such provisions are for the benefit of all Lenders), (iii) the weighted average life to maturity of any Term Loan made pursuant to such Incremental Facility Amendment shall be no shorter than the weighted average life to maturity of the existing Term Loans and (iv) the maturity date of any Loan made pursuant to such Incremental Facility Amendment shall be no shorter than the maturity date of the existing Loans and (v) to the extent that the terms and provisions of such Incremental Facility Amendment are not identical to the terms and provisions contained in this Agreement (except to the extent permitted by clause (i) and (iv) above) they shall be reasonably satisfactory to the Agent.

(d) An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agent, to effect the provisions of this Section 2.21.

(e) The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof of each of the following conditions: (i) the conditions set forth in Section 4.2 (it being understood that all references to “such Loan” in such Section 4.2 shall be deemed to refer to proposed increase through the Additional Revolving Commitment Amount or the Additional Term Commitment Amount), (ii) the Agent shall have received copies of resolutions executed by (x) the Borrower, authorizing the incurrence of such additional Obligations and (y) each Guarantor, stating that such additional Obligations are entitled to benefits of the Loan Documents and (iii) the Borrower shall have delivered to the Agent an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrower reasonably satisfactory to the Agent and dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Agent on the Effective Date pursuant to Section 4.1(g) as may be reasonably requested by the Agent, and such other matters as the Agent may reasonably request.

(f) Upon the acceptance of any such agreement by the Agent, (i) the Aggregate Term Commitments shall automatically be increased by the amount of Term Commitments added through such agreement and Schedule II shall automatically be deemed amended to reflect the Term Commitments of all Lenders after giving effect to the addition of such Term Commitments, and (ii) the Aggregate Revolving Commitments shall automatically be increased by the amount of the Revolving Commitments added through such agreement and Schedule II shall automatically be deemed amended to reflect the Revolving Commitments of all Lenders after giving effect to the addition of such Revolving Commitments.

(g) Upon any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.21 that is not pro rata among all Lenders holding Revolving Commitments, on the date that any such increase becomes effective, (x) each Lender increasing its Revolving Commitment and/or each Additional Lender providing a new Revolving Commitment, on the one hand, shall purchase from each other Lender, on the other hand, via one or more assignments in accordance with the terms of Section 12.3, at par (together with accrued interest), such interests in the Revolving Loans outstanding on the date any applicable increase becomes effective as shall be necessary in order that, after giving effect to all such assignments, all such outstanding Revolving Loans will be held by the Lenders ratably in accordance with their respective Revolving Commitments after giving effect to any such increase; and (y) the amount of the participations held by each Lender in the outstanding L/C Obligations and outstanding Swing Line Loans shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders shall hold participations in such outstanding L/C Obligations and outstanding Swing Line Loans in proportion to their respective Revolving Commitments after giving effect to any applicable increase. Each Lender that assigns a Revolving Loan to a Lender in accordance with this paragraph (g) shall be entitled to the funding indemnity set forth in Section 3.4.

2.22. Cash Collateralization of Defaulting Lender Commitment; Removal of Defaulting Lenders. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply:

(a) each of the Issuers and the Swing Line Lender is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Agent, Borrowing Notices pursuant to Section 2.7 in such amounts and in such times as may be required to (i) reimburse any outstanding L/C Obligations, and (ii) repay any outstanding Swing Line Loan, as applicable; provided that in no event shall any Lender be required to fund any Loans requested pursuant to this Section 2.22(a) that would cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment;

(b) the Borrower will, not later than three Business Days after demand by the Agent (at the direction of any Issuer and/or the Swing Line Lender, as the case may be), (a) Cash Collateralize a portion of the obligations of the Borrower to each Issuer and the Swing Line Lender equal to such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations or Swing Line Loans, as the case may be, (b) in the case of such outstanding Swing Line Loans, prepay all Swing Line Loans, or (c) make other arrangements reasonably satisfactory to the Agent, and to each Issuer and the Swing Line Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; provided that no such Cash Collateralization will constitute a waiver or release of any claim the Borrower, the Agent, any Issuer, the Swing Line Lender or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender;

(c) except as otherwise provided in Section 2.20.5, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Agent in a segregated non-interest bearing account until the termination of the Revolving Commitments at which time the funds in such account will be applied by the Agent, to the fullest extent permitted by law, in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Agent under this Agreement, second, to the payment of any amounts owing by such Defaulting Lender to the Issuers or the Swing Line Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third, if so determined by the Agent or requested by any Issuer or the Swing Line Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Swing Line Loan or Letter of Credit, fourth, to the payment of any amounts owing to the Lenders, the Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuer or the Swing Line Lender against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, fifth, so long as no Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and sixth, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct; and

(d) the Borrower may, at its sole expense and effort, upon notice to such Defaulting Lender and the Agent, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 12.1) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not be unreasonably withheld, and (ii) such Defaulting Lender shall have received payment of an amount equal to the outstanding principal amount at par of all Revolving Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts). Each Lender agrees that if the Borrower elects to replace such Lender in accordance with this Section 2.22(d), it shall promptly execute and deliver to the Agent an Assignment Agreement to evidence the assignment of its Revolving Commitments and it shall deliver to the Agent its Revolving Note, if any.

ARTICLE III.

CHANGE IN CIRCUMSTANCES

3.1. Yield Protection. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Eurodollar Rate hereunder against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or any Issuer; or

(b) subject any Lender or any Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or such Issuer in respect thereof (except for Indemnified Taxes or Other Taxes indemnified under Section 2.18 and the imposition of, or any change in the rate of, any Excluded Tax); or

(c) impose on any Lender or on any Issuer or the eurodollar interbank market any other condition, cost or expense affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or such Issuer of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or such Issuer hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Agent), to the Agent for the account of such Lender, within 15 days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or such Issuer, as the case may be, for such additional costs incurred or reduction suffered.

3.2. Changes in Capital Adequacy Regulations. If any Lender or any Issuer shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuer’s capital (or on the capital of the Parent Company of such Lender or such Issuer) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, such Issuer or the Parent Company of such Lender or such Issuer could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuer’s policies or the policies of the Parent Company of such Lender or such Issuer with respect to capital adequacy), then, from time to time, within 15 days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender, such Issuer or the Parent Company of such Lender or such Issuer for any such reduction suffered.

3.3. Availability of Types of Advances. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Agent, the Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Advance, such Lender’s Loan shall be made as a Floating Rate Loan as part of the same Advance for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Floating Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Agent, designate a different Lending Installation if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made (whether by borrowing, continuation or conversion) on the date specified by the Borrower for any reason other than default by the Lenders, or an optional prepayment, notice of which has been given in accordance with Section 2.6, is not made on the date specified therefor in such notice, the Borrower will indemnify each Lender for any loss (excluding loss of profit or Applicable Margin) or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance. In the case of a Eurodollar Advance, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Advance if such event had not occurred at the Eurodollar Base Rate applicable to such Eurodollar Advance for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Advance) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Advance for the same period if the Eurodollar Base Rate were set on the date such Eurodollar Advance was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Advance.

3.5. Mitigation; Lender Statements; Survival of Indemnity.

(a) To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Loans to reduce any liability of the Borrower to such Lender under Sections 2.18, 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. If the obligation of the Lenders to make Eurodollar Advances has been suspended pursuant to Section 3.3 as a consequence of a determination by any Lender that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law or any Lender has demanded compensation under Section 2.18, 3.1 or 3.2, the Borrower may elect (i) subject to Section 3.4, to prepay any outstanding Revolving Advances and the Term Advance to the extent necessary to mitigate its liability under Section 2,18, 3.1 or 3.2, (ii) in the event the Term Loans have been paid in full, to terminate the applicable Lender’s Revolving Commitment hereunder, or (iii) to require the applicable Lender to assign its outstanding Revolving Loans and the Term Loan, L/C Interests and Revolving Commitment hereunder to another financial institution designated by the Borrower and reasonably acceptable to the Agent. The obligation of a Lender to assign its rights and obligations hereunder or terminate its Commitment hereunder as contemplated by this Section 3.5(a) is subject to the requirements that (x) all amounts owing to that Lender under the Loan Documents are paid in full upon the completion of such assignment or prior to such termination and (y) any assignment is effected in accordance with the terms of Section 12.3 and on terms otherwise satisfactory to that Lender (it being understood that the Borrower shall pay the processing fee payable to the Agent pursuant to Section 12.3.2 in connection with any such assignment).

(b) A certificate of a Lender or an Issuer setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender, such Issuer or the Parent Company of such Lender or such Issuer, as the case may be, specified Section 3.1, 3.2 or 3.4 shall be delivered to the Borrower (with a copy to the Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or such Issuer, as the case may be, such amount or amounts within 15 days after receipt thereof. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV.

CONDITIONS PRECEDENT

4.1. Conditions to Effectiveness. This Agreement shall not become effective and the Lenders shall not be obligated to make the Term Loans or the Revolving Loans or to participate in any Swing Line Loan or Letter of Credit until the Agent shall have received from the Borrower, and if requested by a Lender, with sufficient copies (other than in the case of the Notes) for such Lender(s), each of the following items in form and substance satisfactory to the Agent (and where indicated in this Section 4.1, such deliverables shall be in form and substance satisfactory to each Lender).

(a) (i) a certified copy of the certificate of incorporation of the Borrower, and (ii) a certificate of good standing for the Borrower from the Delaware Secretary of State;

(b) copies, certified by the Secretary, Assistant Secretary or other appropriate officer or director of the Borrower of its by-laws (or any comparable constitutive laws, rules or regulations) and of its board of directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution, delivery and performance of the relevant Loan Documents;

(c) incumbency certificates, executed by the Secretary or Assistant Secretary or other appropriate officer or director of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the relevant Loan Documents and to make borrowings hereunder, as applicable, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(d) a certificate of the Secretary, Assistant Secretary or other appropriate officer or member of each Significant Subsidiary attaching and certifying copies of: (i) its by-laws, operating agreement or other similar governing document, (ii) the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the relevant Loan Documents, and (iii) the name, title and specimen signature of each officer or other person authorized to sign the Loan Documents to which it is a party;

(e) (i) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Significant Subsidiary, and (ii) certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Significant Subsidiary;

(f) a certificate, signed by the Chief Financial Officer, stating that, to the best of his knowledge after due inquiry, on the date hereof after giving effect to the funding of any initial Loan or initial issuance of a Letter of Credit, (i) no Default or Unmatured Default has occurred and is continuing; (ii) all representations and warranties of the Borrower and each Guarantor set forth in the Loan Documents are true and correct; and (iii) since the date of the financial statements of the Borrower described in Section 5.4(i), there has been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(g) an opinion of Dewey & LeBoeuf LLP, counsel to the Borrower and the Guarantors;

(h) an opinion of Reed Smith LLP, Pennsylvania counsel to the Borrower and the Guarantors;

(i) a Revolving Note and/or Term Note payable to the order of each Lender that has requested a Note;

(j) written money transfer instructions, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested, which instructions shall, among other things, direct the Agent to (i) repay in full the loans and advances outstanding under that certain Credit Agreement dated as of May 18, 2010, as amended, among the Borrower, SunTrust Bank, as administrative agent, and the lenders parties thereto and related documents (the “Existing Agreement”), as of the Effective Date, together with all accrued and unpaid interest thereon and all breakage fees and other amounts payable with respect thereto, other than in connection with the Existing Letters of Credit, (ii) pay all fees, expenses and other amounts due and payable on or prior to the Effective Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Agent or any Arranger (including the Fee Letter) and (iii) pay all commitment fees and utilization fees accrued and unpaid under the Existing Agreement as of the Effective Date;

(k) (i) this Agreement, duly executed and delivered by a duly authorized officer of the Borrower and (ii) a Guaranty duly executed and delivered by a duly authorized officer of each of the Initial Guarantors;

(l) receipt of a copy of the notice (or notices) of redemption for at least $425,000,000 in the aggregate principal amount of the 2015 Subordinated Notes;

(m) certified copies of all governmental and material third party approvals and consents, including regulatory approvals necessary or advisable to be made or obtained under any Requirement of Law or in connection with the financing contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect, and such consents and approvals shall be in full force and effect and all applicable waiting periods have expired without any action being taken or threatened by any Governmental Authority that would restrain, prevent or otherwise impose materially adverse conditions on the financing contemplated hereby;

(n) (i) audited consolidated financial statements for the Borrower and its Subsidiaries for the fiscal year of the Borrower ended December 31, 2010, and internally prepared (which have been reviewed by the independent accountants for the Borrower as provided in Statement on Auditing Standards No. 100) quarterly financial statements for the Borrower and its Subsidiaries on a consolidated basis for the fiscal quarter of the Borrower ended March 31, 2011 and June 30, 2011, and (ii) projections through the 2015 fiscal year of the Borrower, containing an income statement, balance sheet and statement of cash flow, which financial statements and projections shall be satisfactory in form to the Lenders in their reasonable judgment;

(o) payment of all fees, expenses and other amounts due and payable on or prior to the Effective Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Agent or any Arranger (including the Fee Letter);

(p) a duly executed payoff letter executed by SunTrust Bank, as agent of the Existing Agreement and evidence that all Liens relating thereto shall have been terminated and released; and

(q) such other documents, certificates, information or legal opinions as the Agent, any Issuer, any Lender or their respective counsel may have reasonably requested.

Without limiting the generality of the provisions of this Section 4.1, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.2. Conditions To All Extensions of Credit. The obligation of each Lender to make a Loan or to participate in any Swing Line Loan or Letter of Credit and the obligation of each Issuer to issue, amend, renew, or extend any Letter of Credit is subject to the satisfaction of the following conditions on the applicable Borrowing Date (including the Effective Date) or date for issuance, amendment or extension of such Letter of Credit:

(a) there shall exist no Default or Unmatured Default;

(b) the representations and warranties contained in Article V shall be true and correct as of the Effective Date or such Borrowing Date or date for issuance of such Letter of Credit except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date;

(c) in the case of a Revolving Loan or Letter of Credit, after giving effect to such Loan or the issuance of such Letter of Credit, the aggregate Revolving Exposure does not exceed the Aggregate Revolving Commitment;

(d) since December 31, 2010, there shall have been no change, event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect;

(e) the Borrower shall have delivered the required Borrowing Notice; and

(f) the Agent shall have received such other documents, certificates, information or legal opinions as the Agent, any Issuer or the Required Lenders, the Required Revolving Lenders, or the Required Term Lenders, as applicable, may reasonably request, all in form and substance reasonably satisfactory to the Agent.

In addition to the other conditions precedent herein set forth, if any Lender is a Defaulting Lender at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Issuer will be required to issue any Letter of Credit or to extend, renew or amend any outstanding Letter of Credit and the Swing Line Lender will not be required to make any Swing Line Loan, unless such Issuer or the Swing Line Lender, as the case may be, is satisfied that any exposure that would result therefrom is fully covered or eliminated by the Borrower Cash Collateralizing the obligations of the Borrower in respect of such Letter of Credit or Swing Line Loan in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or Swing Line Loan, or makes other arrangements satisfactory to the Agent, the Issuers and the Swing Line Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; provided that no such Cash Collateralization will constitute a waiver or release of any claim the Borrower, the Agent, any Issuer, the Swing Line Lender or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender.

Each Borrowing Notice (including telephonic notice) and each issuance, amendment, extension or renewal of any Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.2 have been satisfied. Each Conversion/Continuation Notice (including telephonic notice) with respect to a Loan shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a), (b) and (d) have been satisfied.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1. Corporate Existence and Standing. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to conduct its business, and (iii) is duly qualified to transact business, and is in good standing, in each jurisdiction where such qualification is required, except, in the case of any Subsidiary (other than a Significant Subsidiary), clause (i) and, in the case of the Borrower or any Subsidiary, clause (ii) or (iii), where the failure to do so, when taken together with all similar failures by any Subsidiary, could not reasonably be expected to result in a Material Adverse Effect.

5.2. Authorization and Validity. The Borrower and each Guarantor has the corporate, limited liability company or limited partnership power and authority, as the case may be, and legal right to execute and deliver the Loan Documents to which it is party and to perform its obligations thereunder. The execution and delivery by each of the Borrower and each Guarantor of the Loan Documents to which it is party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and each Loan Document to which the Borrower or any Guarantor is party constitutes the legal, valid and binding obligation of the Borrower or such Guarantor, as applicable, enforceable against the Borrower or such Guarantor, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether the application of such principles is considered in a proceeding in equity or at law.

5.3. No Conflict; Government Consent. Neither the execution and delivery by each of the Borrower and each Guarantor of the Loan Documents to which it is party, nor the consummation of the transactions contemplated in the Loan Documents, nor compliance with the provisions thereof, nor any redemption related to the 2015 Subordinated Notes, will (a) violate any Requirements of Law applicable to the Borrower or any Subsidiary or any judgment, order or ruling of any Governmental Authority, (b) violate the provisions of any indenture, instrument or agreement to which the Borrower or any Subsidiary is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except to the extent such violation could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on the Property of the Borrower or any Subsidiary. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, is required to authorize, or is required in connection with the execution and delivery by the Borrower and the Guarantors, and performance by the Borrower and the Guarantors of their obligations under, or the legality, validity, binding effect or enforceability against the Borrower and the Guarantors of, any of the Loan Documents.

5.4. Financial Statements. The (i) December 31, 2010 and (ii) March 31, 2011 and June 30, 2011 consolidated financial statements of the Borrower and its Subsidiaries, heretofore delivered to the Lenders, were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition of the Borrower and its Subsidiaries at the date thereof and the consolidated results of their operations for the period then ended, subject, in the case of the financial statements referred to in clause (ii) above, to normal year-end adjustments and the absence of notes.

5.5. Material Adverse Change. Since December 31, 2010, there has been no change in the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes. All material tax returns required to be filed by the Borrower or any of its Subsidiaries in any jurisdiction have, in fact, been filed, all such material tax returns have been prepared in accordance with applicable laws, and all material taxes, assessments, fees and other governmental charges upon the Borrower or any Subsidiary or upon any of their respective properties, income or franchises, which are shown on such material tax returns have been paid except to the extent such tax payments are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles. Neither the Borrower nor any of its Subsidiaries knows of any proposed additional tax assessment against it or any of them for which adequate provision has not been made on its or their accounts, and no controversy in respect of additional income or other taxes due or claimed to be due to any Governmental Authority is pending or to the knowledge of the Borrower or its Subsidiaries threatened the outcome of which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate based upon the requirements of the Agreement Accounting Principles.

5.7. Litigation and Contingent Liabilities. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any Subsidiary of the Borrower which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such litigation, arbitration or proceedings, to the knowledge of the Borrower’s officers neither the Borrower nor any of its Subsidiaries has any material contingent liabilities not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8. Subsidiaries. Schedule III, together with the most recent update, if any, delivered pursuant to Section 6.1(i), contains an accurate list of all of the Subsidiaries (except for inactive Subsidiaries with immaterial assets and liabilities) of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective Capital Stock owned by the Borrower or its Subsidiaries. All of the issued and outstanding shares of Capital Stock of the Subsidiaries of the Borrower listed on Schedule III, together with the most recent update, if any, delivered pursuant to Section 6.1(i), have been duly authorized and issued and are fully paid and non-assessable.

5.9. ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events could reasonably be expected to result in a Material Adverse Effect. The “benefit obligations” of all Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the “fair market value of the assets” of such Plans by more than $15,000,000. The terms “benefit obligations” and “fair market value of assets” shall be determined by and with such terms defined in accordance with Statement of Financial Accounting Standards No. 158.

(b) Each Employee Benefit Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other Requirements of Law except where such noncompliance could not reasonably be expected to result in a Material Adverse Effect. Except (i) with respect to Multiemployer Plans and (ii) as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Qualified Plan (A) has received a favorable determination from the IRS applicable to the Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the IRS during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the IRS, (C) has filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the IRS with respect to such prototype plan. No event has occurred which would cause the loss of the Borrower’s or any ERISA Affiliate’s reliance on the Qualified Plan’s favorable determination letter or opinion letter.

(c) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) there are no pending or to the best of the Borrower’s knowledge, threatened claims, actions or lawsuits or action by any Governmental Authority with respect to an Employee Benefit Plan; (ii) there are no violations of the fiduciary responsibility rules with respect to any Employee Benefit Plan; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Employee Benefit Plan, that would subject the Borrower to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

5.10. Accuracy of Information. No written information, exhibit or report prepared and furnished by the Borrower or any Subsidiary to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, taken as a whole, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections and forecasts are subject to uncertainties and contingencies and no assurances can be given that such projections or forecasts will be realized).

5.11. Regulations T, U and X. The Borrower and its Subsidiaries are in compliance with Regulations T, U and X and none of the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (as defined in Regulation U).

5.12. Material Agreements. Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect (any such agreement, a “Material Agreement”).

5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied in all material respects with all Requirements of Law and all judgments, decrees and orders of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership or operation of their respective Property except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received any notice to the effect that, or is otherwise aware that, its Property or its operations are not in material compliance with or that any of them has any liability with respect to any of the requirements of applicable environmental, health and safety statutes and regulations of any Governmental Authority or the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.14. Ownership of Properties. Except as set forth on Schedule III, on the date of this Agreement, there are no Liens, other than those permitted by Section 6.16, on the Property and assets reflected as owned by the Borrower or any of its Subsidiaries in the financial statements delivered from time to time pursuant hereto.

5.15. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.16. [Intentionally Omitted].

5.17. Seniority of Obligations. The Obligations under this Agreement will at all times constitute “Senior Indebtedness” as defined in and for purposes of the Trust PIERS Supplemental Indenture and the New Trust PIERS Supplemental Indenture. The Obligations under this Agreement and the obligations of the Guarantors under the Guaranty will at all times constitute “Senior Debt” and “Designated Senior Debt” as defined in and for purposes of the Indenture, the 2013 Subordinated Notes Supplemental Indenture, the 2015 Subordinated Notes Supplemental Indenture, the 2020 Subordinated Notes Supplemental Indenture, and the 2025 Subordinated Convertible Notes Supplemental Indenture.

5.18. Solvency. The Borrower and each Guarantor is, and after giving effect to the incurrence of all Indebtedness, any redemption related to the 2015 Subordinated Notes, and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

5.19. Patriot Act Information. The Borrower and each of its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001) (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.20. Health Care Permits.

(a) To the extent required by Health Care Laws, the Borrower and its Subsidiaries (i) hold all material Health Care Permits required to operate the Subsidiaries as currently conducted, and (ii) are certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid Programs”) to the extent necessary for their current operations.

(b) To the extent a Subsidiary of the Borrower is subject to paragraph (a) of this Section 5.20 and except as could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any such Subsidiary has received any notice (i) alleging that it fails or has failed to hold any material Health Care Permit, or (ii) of any action pending or recommended by any Governmental Authority of competent jurisdiction to revoke, limit, withdraw or suspend any material Health Care Permit or otherwise take any action that would adversely impact operation of such Subsidiary.

(c) Each Health Care Provider employed by or under contract with a Subsidiary of the Borrower holds a current and unrestricted professional license or certification from a Governmental Authority to perform his/her duties, as required under the Health Care Laws except where failure to hold such professional licenses or certifications could not reasonably be expected to have a Material Adverse Effect.

5.21. Health Care Laws; Corporate Integrity Agreement.

(a) The Borrower and each Subsidiary are and have been in material compliance in all respects with the Corporate Integrity Agreement. The Borrower has performed all material actions and timely submitted (including authorized extensions) all reports required under the Corporate Integrity Agreement.

(b) Except for any such actions described in this Section 5.21(b) which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary nor any Person acting on behalf of the Borrower or any Subsidiary has directly or indirectly: (i) engaged in any activity, participated in any relationship or agreement, made any omission, or taken any other action whatsoever which, alone or collectively, is a material violation of any Health Care Laws; (ii) with respect to any item or service offered by any Subsidiaries for which payment is made in whole or in part under a Federal Health Care Program, offered or paid any remuneration or other thing of value, in cash or in kind, to, or made any financial arrangements with, any past, present or potential customer, patient, physician, other provider, contractors or third party payor or any other Person other than in material compliance with all Health Care Laws; (iii) with respect to any item or service offered by any Subsidiaries for which payment is made in whole or in part under a Federal Health Care Program, given or agreed to give, nor is there any past agreement to give, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any past, present or potential customer, patient, physician, other provider, contractor, third party payor or any other Person other than in material compliance with all Health Care Laws; or (iv) made a claim for payment or reimbursement to any Federal Health Care Programs other than in material compliance with all Health Care Laws.

(c) To the extent they participate in the Medicare and Medicaid Programs, all Joint Ventures in which any Subsidiaries own any interest are operated and have been formed in compliance with Health Care Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d) Neither the Borrower nor any Subsidiary has received any written communication from any Governmental Authority that alleges that the Borrower or any Subsidiary is not in material compliance with any Health Care Laws other than alleged noncompliance which could not reasonably be expected to have a Material Adverse Effect and other than communications with respect to which the allegations of non-compliance have been resolved (including, without limitation, through payment of a fine or settlement amount) or which, based upon advice of counsel, the Borrower reasonably believes the applicable Governmental Authority has ceased to actively pursue. There are no currently pending Claims against the Borrower or any Subsidiary in connection with or related to any alleged material violation of Health Care Laws other than (i) Claims included in reports filed by the Borrower with the SEC or (ii) Claims which could not reasonably be expected to have a Material Adverse Effect.

(e) All billings and claims submitted by the Subsidiaries to third party payors of health care benefits (including Federal Health Care Programs) have been in compliance with Health Care Laws and the applicable agreement with the payor, except for non-compliance with such requirements which would not reasonably be expected to have a Material Adverse Effect. Each of the Subsidiaries pays in accordance with applicable payor systems and requirements (including payor adjustment of balances due) all undisputed refunds, overpayments or adjustments known to the Borrower or Subsidiaries which have been liquidated in amount and become due under the Federal Health Care Programs, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Each of the Subsidiaries pays in accordance with applicable payor systems and requirements (including payor adjustment of balances due) all material undisputed refunds, overpayments or adjustments known to the Borrower which have been liquidated in amount and become due to any other third party payor of health care benefits, except where such failure could not reasonably be expected to have a Material Adverse Effect.

(f) Except for routine state licensure and Federal Health Care Program participation and certification surveys, similar routine audits and requests for information by payors, and the obligations specified in Borrower’s Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, neither the Borrower nor any Subsidiary currently is subject to or has received written notice of any program integrity review conducted by any Governmental Authority or other third party payor in connection with any Federal Health Care Programs or other potential violation of Health Care Laws, or currently is the subject of any investigation regarding violation of Health Care Laws by any Governmental Authority or other third party payor of health care benefits the outcome of which could reasonably be expected to have a Material Adverse Effect.

(g) None of the Borrower or its Subsidiaries or their owners, managers, directors, managing employees (as such term is defined in 43 USC §1320a 5(b)) or Health Care Providers are currently excluded from, prohibited from participation in, or, to the knowledge of the Borrower, threatened with exclusion from any Federal Health Care Programs.

5.22. HIPAA.

(a) The Borrower and each of its Subsidiaries is in material compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA and any comparable state laws.

(b) Neither the Borrower nor any Subsidiary has received any written communication from any Governmental Authority that alleges that the Borrower or any Subsidiary is not in compliance with the applicable privacy, security, transaction standards, breach notification and other provisions and requirements of HIPAA or any comparable state laws except for any such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(c) No Breach has occurred with respect to any unsecured Protected Health Information maintained by or for the Borrower or any Subsidiary that is subject to the notification requirements of 45 C.F.R. §§ 164.406 or 164.408(b), and no information security or privacy breach event has occurred that would require notification under any comparable state laws except for any such Breach that could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VI.

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. The Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with GAAP, and will furnish or cause to be furnished to the Lenders:

(a) (i) within 90 days after the close of each fiscal year of the Borrower or, if earlier, within five Business Days after the date on which any reports described in this Section 6.1(a) are filed with the United States Securities and Exchange Commission (the “SEC”), an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Borrower’s independent chartered accountants or independent public accountants) audit report certified by independent public accountants acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by a letter which conforms to professional pronouncements promulgated by the American Institute of Certified Public Accountants from the firm of said accountants to the effect that in the course of, and based solely upon their audit of such financial statements, nothing has come to their attention to cause them to believe that there existed on the date of such statements any Default or Unmatured Default under Section 6.18, or, if in the opinion of such accountants, any Default or Unmatured Default exists, the statement shall state its nature and length of time it has existed; and (ii) within 180 days after the close of each of the Borrower’s fiscal years, the management letter, if any, prepared by the applicable accountants in connection with the financial statements for such fiscal year delivered pursuant to the foregoing clause (i);

(b) within 50 days after the close of the first three quarterly periods of each fiscal year of the Borrower or, if earlier, within five Business Days after the date on which any financial statements described in this Section 6.1(b) are filed with the SEC, and for the Borrower and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by the Chief Financial Officer;

(c) together with the financial statements required pursuant to the foregoing clauses (a) and (b), a Compliance Certificate showing the calculations necessary to determine compliance with this Agreement (including, without limitation, the financial covenants, compliance with Section 6.20, and compliance with the various other covenants which contain financial tests or baskets) and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and any and all actions taken with respect thereto;

(d) within 90 days after the close of each fiscal year of the Borrower, a pro forma budget for the succeeding fiscal year, containing an income statement, balance sheet and statement of cash flow;

(e) as soon as possible and in any event within ten days after the Borrower knows that any ERISA Event has occurred, the occurrence of which alone, or together with any other ERISA Events that have occurred, may reasonably be expected to give rise to a Material Adverse Effect or result in the imposition of a Lien, a statement, signed by the Chief Financial Officer, describing said ERISA Event and the action which the Borrower proposes to take with respect thereto;

(f) as soon as possible and in any event within 30 days after receipt by the Borrower or any of its Subsidiaries, a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may reasonably be expected to be liable for $10,000,000 or more of potential liability (when aggregated with other similar potential liability) to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which violation could reasonably be expected to give rise to a Material Adverse Effect;

(g) promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished;

(h) promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower to stockholders generally and of each regular report and any registration statement or prospectus, filed by the Borrower with the SEC or any other United States federal or state securities exchange, securities trading system or with any United States national stock exchange and one copy of each periodic report filed by the Borrower with any other similar regulatory authority, in all cases without duplication; provided, however, that the Borrower shall not be obligated to provide to the Agent and the Lenders routine reports which are required to be provided to any of the above-listed entities concerning the management of employee benefit plants, including, without limitation, stock purchases or the exercise of stock options made under any such employee benefit plan;

(i) together with the financial statements delivered pursuant to Section 6.1(a), a current list of all of the Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective Capital Stock owned by the Borrower or its Subsidiaries; and

(j) promptly, such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to clauses (a), (b), (g) or (h) above (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the website address referred to in Section 13.1; or (ii) on which such documents are posted on the Borrower’s behalf on SyndTrak or other relevant website, to which each Lender and the Agent are granted access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Borrower shall notify (which may be by facsimile or electronic mail or by an automated electronic alert of a posting) the Agent of the posting of any such documents which notice may be included in the certificate delivered pursuant to clause (c) above.

In the event that any financial statement delivered pursuant to clause (a) or (b) above or any Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or any Commitment is in effect or any Loan is outstanding when such inaccuracy is discovered) other than any inaccuracy resulting from or relating to any change in GAAP (provided that nothing in this paragraph shall eliminate the requirement that the financial statements delivered pursuant to clauses (a) and (b) above shall be prepared in accordance with Agreement Accounting Principles), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin, Applicable Letter of Credit Fee Rate or Applicable Commitment Fee Rate for any period (an “Applicable Period”) than the Applicable Margin, Applicable

Letter of Credit Fee Rate or Applicable Commitment Fee Rate, as applicable, applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Agent a corrected Compliance Certificate for such Applicable Period (together with corrected financial statements for such Applicable Period, if relevant), (ii) the Applicable Margin, Applicable Letter of Credit Fee Rate or Applicable Commitment Fee Rate, as applicable, for such Applicable Period shall be determined in accordance with the corrected Compliance Certificate, and (iii) the Borrower shall immediately pay to the Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin, Applicable Letter of Credit Fee Rate or Applicable Commitment Fee Rate, as applicable, for such Applicable Period, which payment shall be promptly applied by the Agent to the Obligations. This Section 6.1 shall not limit the rights of the Agent or the Lenders with respect to Section 2.12 and Article VIII.

6.2. Use of Proceeds. The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Revolving Advances and the Swing Line Loans to repay Revolving Advances and the Swing Line Loans, to make Permitted Acquisitions, to finance working capital needs or for other general corporate purposes. The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Term Advances to redeem 2015 Subordinated Notes and pay fees and expenses related thereto, to make Permitted Acquisitions, to finance working capital needs, to pay associated fees and expenses, or for other general corporate purposes. The Borrower will not, nor will it permit any of its Subsidiaries to, use any of the proceeds of the Loans to purchase or carry any “margin stock” (as defined in Regulation U).

6.3. Notice of Default. The Borrower will, and will cause each of its Subsidiaries to, give notice in writing to the Lenders of the occurrence (a) of any Default or Unmatured Default and (b) of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect, which notice, in either case, shall be given promptly and in any event within five Business Days after the Borrower or relevant Subsidiary becomes aware of the Default, Unmatured Default or other development and shall state the nature and status thereof and any and all actions taken with respect thereto.

6.4. Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is conducted on the Effective Date and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect.

6.5. Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (a) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles or (b) where the failure to make payment pending such contest could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

6.6. Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice and customary for companies similar in size and nature, and (b) furnish to any Lender upon request full information as to the insurance carried.

6.7. Compliance with Laws and Material Agreements. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all laws (including, without limitation, all applicable environmental, health and safety statutes and regulations of any Governmental Authority), rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject and all Material Agreements.

6.8. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9. Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit the Agent and any or each Lender, by its respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals during normal business hours, upon oral or written request of the Agent or any Lender at least three Business Days in advance so long as no Default or Unmatured Default shall have occurred and is continuing, or, if a Default or Unmatured Default has occurred and is continuing, upon the Agent’s request. Such inspection rights are subject to reasonable limitations imposed by the Borrower and its Subsidiaries with respect to safety and shall not extend to trade secrets of the Borrower or its Subsidiaries or to information covered by attorney-client or other privilege.

6.10. Merger. The Borrower will not, nor will it permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, except that:

(a) any Subsidiary may consolidate with or merge with or into (i) the Borrower or any Wholly-Owned Subsidiary (if the Borrower or such Wholly-Owned Subsidiary shall be the continuing or surviving corporation) or (ii) any other corporation (if such continuing or surviving corporation becomes a Wholly-Owned Subsidiary of Borrower and, if applicable, a Supplemental Guarantor hereunder pursuant to Section 6.20); and

(b) the Borrower may merge with or into any other corporation if the Borrower shall be the continuing or surviving corporation;

provided that as of the date of such merger or consolidation, no Default or Unmatured Default shall have occurred and be continuing or would result from such merger or consolidation or from the incurrence of any Indebtedness in connection with such merger or consolidation.

6.11. Sale of Assets. The Borrower will not, nor will it permit any of its Subsidiaries to, lease, sell or otherwise dispose of its Property to any other Person except for (a) sales of Property in the ordinary course of business, (b) leases, sales or other dispositions of its Property to the Borrower or a Subsidiary of the Borrower, (c) the disposition of any Hedging Agreement, (d) sales of accounts receivable, or participations therein, in connection with any Receivables Facility, and (e) other leases, sales or other dispositions of its Property subject to the requirement that at least 90% of the aggregate net proceeds of each such lease, sale or other disposition of Property in each fiscal year are reinvested in the business of the Borrower and the Subsidiaries as conducted in accordance with the requirements of Section 6.4.

6.12. Prepayments. The Borrower will not, nor will it permit any of its Subsidiaries to, either directly or indirectly, voluntarily redeem, retire or otherwise pay prior to its scheduled maturity, or accelerate the maturity of, Indebtedness of the Borrower or any of its Subsidiaries; provided that (A) the Borrower and its Subsidiaries may at any time redeem, retire or otherwise pay prior to its scheduled maturity, or accelerate the maturity of, Indebtedness under (i) this Agreement or any other Loan Document and (ii) any Hedging Agreement; (B) the Borrower and its Subsidiaries may at any time (i) within sixty days of an entity becoming a Subsidiary, redeem, retire or otherwise pay prior to its scheduled maturity, or accelerate the maturity of, Indebtedness of such entity outstanding on the date such entity becomes a Subsidiary; (ii) absent the existence of a Default or Unmatured Default, redeem, retire or otherwise pay prior to its scheduled maturity, or accelerate the maturity of, any Indebtedness which is not subordinated in right of payment to Indebtedness outstanding hereunder; (iii) redeem, retire or otherwise pay prior to its scheduled maturity, or accelerate the maturity of, Indebtedness arising under the 2020 Subordinated Notes, 2025 Subordinated Convertible Notes, 2035 Convertible Notes, the Trust PIERS, the New Trust PIERS, and any other Permitted Subordinated Debt; provided that at the time of any such redemption, purchase or payment under this clause (iii), (a) no Default or Unmatured Default shall have occurred and be continuing or result therefrom, (b) after giving effect to such redemption, purchase or payment, the cash and Cash Equivalents of the Borrower shall not be less than the sum of $50,000,000 plus the aggregate principal amount of the Revolving Loans outstanding and (c) both before or after giving effect to the proposed redemption, purchase or payment on a Pro Forma Basis, the Leverage Ratio shall not exceed 3.50:1.00 and (iv) redeem, retire or otherwise pay prior to its scheduled maturity, or accelerate the maturity of, Indebtedness arising under the 2013 Subordinated Notes and the 2015 Subordinated Notes; (C) the conversion of Indebtedness of the Borrower or any of its Subsidiaries to equity of the Borrower shall not be deemed a payment thereof for purposes of this Section 6.12; and (D) the Borrower and its Subsidiaries may at any time redeem, retire or otherwise pay prior to its scheduled maturity, or accelerate the maturity of, any other Indebtedness in connection with a refinancing permitted by this Agreement.

6.13. Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arm’s-length transaction; provided, however, that nothing contained in this Section 6.13 shall prohibit transactions between the Borrower and any Guarantor, or between or among Guarantors, in each case in the ordinary course of business.

6.14. Investments. The Borrower will not, nor will it permit any of its Subsidiaries to, make any Investments, or commitments therefor (other than a commitment that is contingent on compliance with this Agreement), except:

(a) Investments described on Schedule III;

(b) Investments by the Borrower or any of its Subsidiaries in and to any Subsidiary, including any Investment in a corporation which, after giving effect to such Investment, will become a Subsidiary; provided that if such Investment is an Acquisition, it shall be a Permitted Acquisition; provided further that Investments in and to any non-Guarantor Subsidiaries shall not in the aggregate exceed $50,000,000 at any time outstanding;

(c) Investments in property or assets to be used in the ordinary course of business of the Borrower and any of its Subsidiaries conducted as described in Section 6.4;

(d) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Borrower or any Subsidiary, is accorded a rating of “A-2” or better by Standard & Poor’s or “P-2” or better by Moody’s or any other United States nationally recognized credit rating agency of similar standing;

(e) Investments in direct obligations of the United States, any agency or instrumentality of the United States, the payment or guarantee of which constitutes a full faith and credit obligation of the United States, maturing in three years or less from the date of acquisition thereof (or repurchase agreements fully collateralized by such obligations);

(f) Investments in direct obligations of any State or municipality within the United States maturing in three years or less from the date of acquisition thereof which, in any such case, at the time of acquisition by the Borrower or any Subsidiary, is accorded one of the two highest long-term or short-term, as applicable, debt ratings by Standard & Poor’s or Moody’s or any other United States nationally recognized credit rating agency of similar standing (or repurchase agreements fully collateralized by such obligations);

(g) Investments in certificates of deposit or bankers’ acceptances issued by a bank or trust company having capital, surplus and undivided profits aggregating at least $100,000,000 and having a short-term unsecured debt rating of at least “P-1” by Moody’s or “A-1” by Standard & Poor’s;

(h) Investments made in connection with Permitted Acquisitions;

(i) Investments made as of the Effective Date in connection with Joint Ventures described on Schedule III;

(j) any loan or other advance by the Borrower or any of its Subsidiaries, as the case may be, to any of its or their officers or employees, as the case may be, in the normal course of business, so long as the aggregate of all such loans or advances by the Borrower and its Subsidiaries does not exceed $5,000,000 at any time outstanding, plus reasonable, reimbursable business and travel expenses;

(k) any fund or other pooling arrangement which exclusively purchases and holds Investments described in this Section 6.14;

(l) cash management accounts maintained by the Borrower and deposit accounts of the Borrower or any of its Subsidiaries in the ordinary course of business;

(m) [Intentionally Omitted];

(n) Investments in money market funds that either (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940 or (ii) both (A) provide for daily liquidity and (B) have the highest rating by at least one nationally recognized rating agency; and

(o) other Investments, together with Contingent Obligations permitted pursuant to Section 6.15(j), not to exceed in the aggregate more than 5% of Consolidated Net Worth at any time outstanding.

6.15. Contingent Obligations. The Borrower will not, nor will it permit any of its Subsidiaries to, make or suffer to exist any Contingent Obligation, except (a) pursuant to the Guaranties; (b) Contingent Obligations of the Borrower and any of its Subsidiaries described on Schedule III; (c) Contingent Obligations incurred by the Borrower in respect of the obligations (other than obligations constituting Indebtedness of the types described in clauses (a), (d) and (e) of the definition of “Indebtedness” and, to the extent issued in support of Indebtedness of the types described in clauses (a), (d), (e) and (h) of the definition of “Indebtedness”) of any Guarantor; (d) Contingent Obligations incurred by any Guarantor in respect of obligations (other than obligations constituting Indebtedness of the types described in clauses (a), (d) and (e) of the definition of “Indebtedness” and, to the extent issued in support of Indebtedness of the types described in clauses (a), (d), (e) and (h) of the definition of “Indebtedness”) of any of its Subsidiaries that is a Guarantor; (e) Contingent Obligations incurred by any Subsidiary in respect of the obligations of any of its Subsidiaries and existing at the time such Subsidiary is acquired, directly or indirectly, by the Borrower and not incurred in anticipation of such Acquisition, and Contingent Obligations incurred by the Borrower in respect of any such obligations; (f) Contingent Obligations incurred by any Guarantor with respect to any Indebtedness permitted by Section 6.22; (g) Contingent Obligations incurred by any Guarantor pursuant to a guaranty of repayment of the Indebtedness of the Borrower under the 2013 Subordinated Notes, the 2015 Subordinated Notes, the 2020 Subordinated Notes and the 2025 Subordinated Convertible Notes and Contingent Obligations incurred by any Guarantor pursuant to a guaranty of repayment in connection with any extension, renewal or replacement of any such Indebtedness permitted by Section 6.22(g)(i); (h) Contingent Obligations incurred by the Borrower pursuant to a guaranty of repayment of the obligations of Omnicare Capital Trust I, a wholly-owned statutory trust of Borrower and/or of Omnicare Capital Trust II, a wholly-owned statutory trust of the Borrower; (i) Contingent Obligations incurred by Omnicare Purchasing Company, L.P. pursuant to a subordinated guaranty of repayment of Indebtedness of the Borrower under the 2035 Convertible Notes and Contingent Obligations incurred by Omnicare Purchasing Company, L.P. pursuant to a guaranty of repayment in connection with any extension, renewal or replacement of the 2035 Convertible Notes permitted by Section 6.22(g)(i); and (j) other Contingent Obligations, together with Investments permitted pursuant to Section 6.14(o), not to exceed in the aggregate more than 5% of Consolidated Net Worth at any time outstanding.

6.16. Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or such Subsidiary, as applicable, except:

(a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or which are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the same or interfere with the use thereof in the business of the Borrower or any Subsidiary of the Borrower;

(e) Liens existing as of the Effective Date and described on Schedule III;

(f) Liens created or incurred after the Effective Date, (i) given to secure Indebtedness permitted under clause (c) of Section 6.22; provided that such Indebtedness pursuant to this clause (i) does not exceed $40,000,000 at any time outstanding or (ii) given to secured Indebtedness permitted under clause (f) of Section 6.22; provided that such Indebtedness pursuant to this clause (ii) does not exceed $50,000,000 at any time outstanding; provided further that any such Lien was not created in the contemplation of such acquisition and any such Lien secures only those obligations which it secures on the date such assets were acquired;

(g) any extension, renewal or replacement of any Lien permitted by the preceding clauses (e) and (f) in respect of the same property or assets theretofore subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; provided that (i) such Lien shall attach solely to the same property or assets, and (ii) such extension, renewal or refunding of such Indebtedness shall be without increase in the principal remaining unpaid as of the date of such extension, renewal or refunding;

(h) (i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States, any state or any foreign government or agency thereof entered into in the ordinary course of business to the extent the same creates a Lien covering only the related inventory and proceeds thereof by operation of law and (ii) Liens incurred in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations; provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of the Borrower or such Subsidiary as may be required by Agreement Accounting Principles;

(i) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the UCC or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(j) Liens securing the Obligations so long as such Lien secures all Obligations equally and ratably;

(k) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility in an aggregate principal amount not to exceed $150,000,000; and

(l) Liens securing any other Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed $10,000,000.

6.17. [Intentionally Omitted].

6.18. Financial Covenants.

(a) Interest Coverage Ratio. The Borrower will at all times maintain an Interest Coverage Ratio for the most recently ended period of four consecutive fiscal quarters of at least 2.50:1.00.

(b) Leverage Ratio. The Borrower will at all times maintain a Leverage Ratio for the most recently ended period of four consecutive fiscal quarters of not more than 3.75:1.00.

6.19. Acquisitions. The Borrower will not, nor will it permit any of its Subsidiaries to, make any Acquisition other than a Permitted Acquisition.

6.20. Supplemental Guarantors.

(a) The Borrower will at all times maintain Guaranties from the Initial Guarantors and Supplemental Guarantors such that as of the end of each fiscal quarter (x) the aggregate assets of the Borrower and the Guarantors are not less than 90% of the consolidated assets of the Borrower and its Subsidiaries and (y) the aggregate gross revenues of the Borrower and the Guarantors (calculated as of the last day of the Borrower’s and the Guarantors’ most recently ended fiscal quarter for the four consecutive fiscal quarters ending with such fiscal quarter) do not constitute less than 90% of the aggregate gross revenues of the Borrower and its Subsidiaries (calculated as of the last day of the Borrower’s and its Subsidiaries’ most recently ended fiscal quarter for the four consecutive fiscal quarters ending with such fiscal quarter); provided that in the event that any Subsidiary (other than any Foreign Subsidiary but including, without limitation, any continuing or surviving corporation which becomes a Subsidiary as contemplated by Section 6.10(a)(ii)) of the Borrower (other than a Guarantor) (A) at any time has assets, determined in accordance with GAAP, with a book value equal to or greater than an amount equal to two and one half percent (2- 1/2%) of the consolidated assets of the Borrower and its Subsidiaries determined as of the last day of the immediately preceding fiscal quarter, (B) guarantees Borrower’s obligations under the 2013 Subordinated Notes, the 2015 Subordinated Notes, the 2020 Subordinated Notes, the 2025 Subordinated Convertible Notes, the 2035 Convertible Notes, the Trust PIERS, or the New Trust PIERS, or (C) guarantees Borrower’s or any of its Subsidiary’s obligations under any Permitted Subordinated Debt equal to or exceeding $25,000,000 in the aggregate or any other Indebtedness equal to or exceeding $25,000,000 in the aggregate, such Subsidiary (other than a Foreign Subsidiary) shall promptly execute and deliver a Guaranty as a Supplemental Guarantor pursuant to this Section 6.20. In maintaining such Guaranties, the guaranties executed by any Supplemental Guarantors shall be executed and delivered to the Agent for the benefit of each of the Lenders and shall be substantially identical to the guaranties previously executed by each of the Initial Guarantors, together with such supporting documentation, including corporate resolutions and opinions of counsel with respect to such additional guaranty, as may be reasonably required by the Agent and the Required Lenders.

(b) In the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) an Affiliate of the Borrower, then such Guarantor (in the event of a sale or disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its respective Guaranty; provided, that (i) such Guarantor or other Person, as the case may be, is concurrently released and relieved of any obligations it may have with respect to (x) the 2013 Subordinated Notes, the 2015 Subordinated Notes, the 2020 Subordinated Notes, the 2025 Subordinated Convertible Notes, and/or the 2035 Convertible Notes, as applicable, or (y) any Permitted Subordinated Debt or any other Indebtedness of the Borrower or any of its Subsidiaries equal to or exceeding $25,000,000 in the aggregate and (ii) after such release the Borrower remains in compliance with Section 6.20(a).

6.21. Subordinated Indebtedness. The Borrower will not make or permit to be made any amendment or modification to the Indenture, the 2013 Subordinated Notes Supplemental Indenture, the 2020 Subordinated Notes Supplemental Indenture, the 2015 Subordinated Notes Supplemental Indenture, the 2025 Subordinated Convertible Notes Supplemental Indenture, the 2035 Convertible Notes Indenture, the Trust PIERS Supplemental Indenture, the Trust PIERS Trust Agreement, the New Trust PIERS Trust Agreement, or any note or other agreement governing the 2013 Subordinated Notes, the 2015 Subordinated Notes, the 2020 Subordinated Notes, the 2025 Subordinated Convertible Notes, the 2035 Convertible Notes, the Trust PIERS, the New Trust PIERS or the Permitted Subordinated Debt that would adversely affect the Lenders. The Obligations under this Agreement shall constitute (a) “Senior Debt” and “Designated Senior Debt” for purposes of the Indenture, the 2013 Subordinated Notes Supplemental Indenture, the 2015 Subordinated Notes Supplemental Indenture, the 2020 Subordinated Notes Supplemental Indenture, the 2025 Subordinated Convertible Notes Supplemental Indenture, and (b) “Senior Indebtedness” for purposes of the Trust PIERS Supplemental Indenture and the New Trust PIERS Supplemental Indenture.

6.22. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of the Borrower and its Subsidiaries existing on the date hereof and set forth on Schedule III and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) plus fees and expenses related thereto or shorten the maturity or the weighted average life thereof;

(c) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $40,000,000 at any time outstanding;

(d) Indebtedness of the Borrower owing to any Subsidiary and of any Guarantor owing to the Borrower or any other Subsidiary; provided that any such Indebtedness that is owed to a Subsidiary that is not a Guarantor shall be subject to Section 6.14;

(e) Contingent Obligations permitted by Section 6.15;

(f) Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided that such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(g) (i) the 2013 Subordinated Notes, the 2015 Subordinated Notes, the 2020 Subordinated Notes, the Trust PIERS, the New Trust PIERS, the 2025 Subordinated Convertible Notes,

and the 2035 Convertible Notes, and (ii) other Permitted Subordinated Debt, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) plus fees and expenses related thereto or shorten the maturity or the weighted average life thereof;

(h) Indebtedness in respect of Hedging Agreements permitted by Section 6.24;

(i) Indebtedness in respect of Receivables Facilities in an aggregate principal amount not to exceed $150,000,000; provided that both before and after giving effect to the incurrence of any such Indebtedness, the Senior Leverage Ratio, calculated on a Pro Forma Basis (assuming such Indebtedness is fully borrowed), shall not exceed 1.00 to 1.00; and

(j) other unsecured Indebtedness of the Borrower; provided that both before and after giving effect to the incurrence of any such Indebtedness, the Senior Leverage Ratio, calculated on a Pro Forma Basis, shall not exceed 1.00 to 1.00.

The Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or any other preferred equity interest that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Borrower or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Facility Termination Date.

6.23. Restricted Payments. The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend or distribution on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations of the Borrower or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for:

(i) dividends payable by the Borrower solely in shares of any class of its common stock;

(ii) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries;

(iii) cash dividends and distributions paid on the common stock of the Borrower; provided that (x) no Default or Unmatured Default has occurred and is continuing at the time such dividend or distribution is declared or would result therefrom and (y) the aggregate amount of all such Restricted Payments made by the Borrower pursuant to this clause (iii) in any fiscal year does not exceed $25,000,000;

(iv) redemptions, retirements or other payments permitted by Section 6.12;

(v) purchases, redemptions, retirements, defeasances or other acquisitions of shares of Capital Stock; provided that (x) no Default or Unmatured Default has occurred and is continuing at the time such purchase, redemption, retirement, defeasance or other acquisition is paid or made, (y) both before and after giving effect to such purchase, redemption, retirement, defeasance or other acquisition, the Borrower and its Subsidiaries shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.18 and (z) the aggregate amount of all such Restricted Payments made by the Borrower pursuant to this clause (v) does not exceed (1) $250,000,000 in any consecutive twelve month period or (2) $800,000,000 during the term of this Agreement;

(vi) purchases, redemptions, retirements, defeasances or other acquisitions by the Borrower of any of its Capital Stock (x) from any of its or its Subsidiaries’ present or former officers or employees upon the death, disability or termination of employment of such officer or employee or (y) in connection with the funding of any employee benefit plans; and

(vii) netting of shares under employee benefit plans to settle option price payments owed by employees and directors with respect thereto and to settle employers’ and directors’ federal, state and income tax liabilities (if any) related thereto.

6.24. Hedging Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Agreement entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Agreement under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Agreement entered into in the ordinary course of business to hedge or mitigate risks.

6.25. [Intentionally Omitted].

6.26. Health Care Matters. Without limiting the generality of any other covenant contained in this Agreement, the Borrower and each Subsidiary shall: (a) conduct their operations in material compliance with all applicable Health Care Laws; (b) notify the Agent promptly after the Borrower, any Subsidiary or any Person within their control (the “Borrower Group”) becomes aware of any material violation of Health Care Laws by the Borrower Group that could reasonably likely result in a claim, fine or settlement in excess of $2,500,000; (c) promptly forward to the Agent service of any lawsuit or other legal action commenced by any Person that alleges a material violation of Health Care Laws that could reasonably likely result in a claim, fine or settlement in excess of $2,500,000; (d) except as prohibited by law, promptly forward to the Agent notice of receipt by any of the Borrower Group of any subpoena, search warrant, civil investigative demand or other request or investigation by a Governmental Authority with respect to a possible violation of Health Care Laws by Borrower Group (a “Governmental Subpoena”) but excluding (A) state licensure, accreditation and Medicare and Medicaid certification and participation surveys by a Governmental Authority with respect to a possible violation of Health Care Laws, unless any deficiencies are of a kind that do result or would reasonably likely to result in the suspension, or termination of any license, payment, or provider or supplier number or agreement, and (B) routine audits and information requests and third party subpoenas; and (e) except as prohibited by law, promptly forward a copy of the Governmental Subpoena to the Agent, unless the Governmental Authority requests that the Borrower Group not provide such a copy to third parties; provided that if the Governmental Authority requests that the Borrower Group not provide such a copy, then the Borrower Group will in good faith request the Governmental Authority’s permission to provide a copy of the Governmental Subpoena to the Agent, subject to the Governmental Authority’s reasonable conditions on such permission (which may include an agreement by the Agent to keep the contents of the Governmental Subpoena confidential); provided, further, that if the Governmental Authority does not grant such permission, then the member of the Borrower Group receiving the Governmental Subpoena will promptly provide to the Agent a reasonably detailed summary of the information and items requested in the Governmental Subpoena unless expressly prohibited by the relevant Governmental Authority.

ARTICLE VII.

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, any Letter of Credit, any Guaranty or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made or deemed made.

7.2. Nonpayment of principal of any Loan or Note or L/C Obligation when due, or nonpayment of interest upon any Loan or Note or of any commitment fee or other obligations under any of the Loan Documents within five Business Days after the same becomes due.

7.3. The breach by the Borrower or any of its Subsidiaries of any of the terms or provisions of Section 6.1, 6.2, 6.3(a), 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.18, 6.19, 6.20, 6.21, 6.22, 6.23, or 6.24.

7.4. The breach by the Borrower or any of its Subsidiaries (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within 30 days after receipt of written notice from the Agent or any Lender.

7.5. Failure of the Borrower or any of its Subsidiaries to pay any Indebtedness equal to or exceeding $25,000,000 in the aggregate when due; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any Indebtedness equal to or exceeding $25,000,000 in the aggregate was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness evidenced by or relating to the 2013 Subordinated Notes, the 2015 Subordinated Notes, the 2020 Subordinated Notes, the 2025 Subordinated Convertible Notes, the 2035 Convertible Notes, the Trust PIERS, the New Trust PIERS, or any Permitted Subordinated Debt, or any other Indebtedness of the Borrower or any of its Subsidiaries equal to or exceeding $25,000,000 in the aggregate (assuming a full draw in the case of any revolving facility (other than Revolving Commitments and Revolving Loans in respect of this Agreement)), shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment), or shall become mandatorily redeemable, prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due.

7.6. The Borrower or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the United States bankruptcy laws as now or hereafter in effect or cause or allow any similar event to occur under any bankruptcy or similar law or laws for the relief of debtors as now or hereafter in effect in any other jurisdiction, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator, monitor or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the United States bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or any of its property or its debts under any law relating to bankruptcy, insolvency or reorganization or compromise of debt or relief of debtors as now or hereafter in effect in any jurisdiction, or any organization, arrangement or compromise of debt under the laws of its jurisdiction of incorporation or fail to promptly file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (f) fail to contest in good faith, or consent to or acquiesce in, any appointment or proceeding described in Section 7.7.

7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, custodian, trustee, examiner, liquidator or similar official shall be appointed (either privately or by a court) for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each, a “Condemnation”), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

7.9. Any judgment or order for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary of the Borrower, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

7.10. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $15,000,000.

7.11. Any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary of the Borrower that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

7.12. [Intentionally Omitted].

7.13. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower or any such Subsidiary, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any environmental, health or safety law or regulation of any Governmental Authority, which, in either case, could reasonably be expected to have a Material Adverse Effect.

7.14. Any Guaranty or other Loan Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty or other

Loan Document, or any Guarantor shall fail to perform its obligations under or otherwise comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

7.15. Any Change in Control shall occur.

ARTICLE VIII.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs, the obligations of the Lenders to make Loans or purchase participations in Letters of Credit or Swing Line Loans hereunder and the obligation of the Issuer to issue Letters of Credit hereunder shall automatically terminate and the Obligations (other than Hedging Obligations and Existing Hedging Obligations) shall immediately become due and payable without any election or action on the part of the Agent, any Issuer or any Lender, and without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. If any other Default occurs, the Required Lenders may (a) terminate or suspend the obligations of the Lenders to make Loans and purchase participations in Letters of Credit or Swing Line Loans hereunder, whereupon the obligation of the Issuer to issue Letters of Credit hereunder shall also terminate or be suspended, (b) declare the Obligations (other than Hedging Obligations and Existing Hedging Obligations) to be due and payable, whereupon the Obligations (other than Hedging Obligations and Existing Hedging Obligations) shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, or (c) take the action described in both the preceding clauses (a) and (b).

If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders and the Borrower hereunder or waiving any Default hereunder; provided, however, that notwithstanding the foregoing, any amendment or waiver solely affecting the Revolving Lenders (or that does not directly or indirectly affect the rights and obligations of the Term Lenders) under this Agreement and the other Loan Documents may be effected solely with the consent of the Required Revolving Lenders, and any amendment or waiver solely affecting the Term Lenders (or that does not directly and adversely affect the rights and obligations of the Revolving Term Lenders) under this Agreement and the other Loan Documents may be effected solely with the consent of the Required Term Lenders; provided, further, that no such supplemental agreement shall:

(a) increase the Revolving Commitment of any Lender without the written consent of such Lender;

(b) reduce the principal amount of any Lender’s Loan or Reimbursement Obligation or reduce the rate of interest thereon (other than post-default interest in accordance with Section 2.12), or reduce any fees payable hereunder to any Lender, without the written consent of such Lender;

(c) postpone the date fixed for any payment of any principal of, or interest on, any Lender’s Loan or Reimbursement Obligation or interest thereon or any fees payable hereunder to any Lender or reduce the amount of, waive or excuse any such payment (in each case, other than post-default interest in accordance with Section 2.12), or postpone the scheduled date for the termination or reduction of any Lender’s Revolving Commitment, without the written consent of such Lender;

(d) change Section 11.2 in a manner that would reduce the amount of any Lender’s sharing of payments required thereby, without the written consent of such Lender;

(e) change any of the provisions of this Section 8.2 or (i) the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender, (ii) the definition of “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Revolving Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Revolving Lender, or (iii) the definition of “Required Term Lenders” or any other provision hereof specifying the number or percentage of Term Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Term Lender;

(f) release the Borrower or any Guarantor or limit the liability of the Borrower under the Loan Documents or any such Guarantor under any Guaranty other than in accordance with Section 6.20(b), without the written consent of each Lender;

(g) [Intentionally Omitted];

(h) subordinate the Loans to any other Indebtedness without the consent of all Lenders;

(i) increase the aggregate of all Revolving Commitments (other than pursuant to Section 2.21) without the consent of all of the Revolving Lenders; or

(j) change Section 2.3(c) in any manner without the consent of each Lender affected thereby and each Hedging Agreement Counterparty affected thereby, if any.

No amendment of any provision of this Agreement affecting the rights, duties or obligations of the Agent, the Swing Line Lender or any Issuer shall be effective without the prior written consent of such Person. Notwithstanding the foregoing, this Agreement may be amended in accordance with Section 2.21 with the consent of the Agent and the Additional Lenders (and without the consent of any other Lender). Notwithstanding anything contained herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (1) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and such Defaulting Lender shall have the right to consent to any amendment, waiver, or consent hereunder that would have the effect of postponing the date fixed for any payment of principal of, or interest on, any Loan or other Obligation and (2) except as permitted by Sections 2.11(c) and 2.22(d), the principal amount of any Loan owing to such Defaulting Lender or the rate of interest thereon may not be reduced without the consent of such Lender and (y) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 3.1, 3.2, 3.4 and 9.7), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Default is waived in writing in accordance with the terms of this Section 8.2 notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Default or (ii) any action taken or omitted to be taken by the Agent or any Lender prior to or subsequent to the occurrence of such Default (other than the granting of a waiver in writing in accordance with the terms of this Section 8.2).

8.3. Preservation of Rights. No delay or omission of the Lenders or any of them or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude any other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by (or with the consent of) the Lenders required pursuant to Section 8.2, and then only to the extent specifically set forth in such writing. All remedies contained in the Loan Documents or afforded by law shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations shall have been paid in full in cash and the Commitments shall have been terminated.

ARTICLE IX.

GENERAL PROVISIONS

9.1. Survival. All covenants, agreements, representations and warranties made by the Borrower herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, any Issuer or any Lender may have had notice or knowledge of any Unmatured Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 3.1, 3.2, 3.4 and 9.7 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. [Intentionally Omitted].

9.4. Headings. Section headings in the Loan Documents are for convenience of reference only and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5. Integration. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Agent or the Arrangers represent the entire agreement of the Borrower, the Agent, the Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agent, any Arranger or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement (and their Affiliates and respective directors, officers and employees with respect to Section 9.7) and their respective successors and assigns; provided, however, that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 9.7, 9.11 and 10.10 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.7. Expenses; Indemnification.

(a) The Borrower shall reimburse the Agent and each of the Arrangers for any reasonable costs, internal charges and out-of-pocket expenses (including the reasonable fees, charges and disbursements of counsel for the Agent or the Arrangers, which attorneys may be employees of the Agent or the Arrangers) paid or incurred by the Agent or any Arranger in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated). The Borrower also agrees to reimburse the Agent, the Arrangers and the Lenders for any out-of-pocket costs and expenses (including reasonable fees, charges and disbursements of attorneys for the Agent, the Arrangers and the Lenders, which attorneys may be employees of the Agent, the Arrangers or the Lenders) paid or incurred by the Agent, any Arranger, any Issuer or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.7, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. The Borrower also agrees to reimburse each Issuer for all reasonable out-of-pocket expenses incurred by such Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

(b) The Borrower shall indemnify the Agent (and any sub-agent thereof), each Arranger, each Lender, the Swing Line Lender and each Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the

Borrower or any Guarantor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the applicable Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the use by any Person of any information or materials obtained by or through SyndTrak or other internet web sites, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Guarantor, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the Gross Negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This paragraph (b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) [Intentionally Omitted].

(d) To the extent that the Borrower fails to pay any amount required to be paid to the Agent, any Arranger, any Issuer, or the Swing Line Lender under clause (a) or (b) of this Section 9.7 or under Section 2.18(c) with respect to any Other Taxes, each Lender severally agrees to pay to the Agent, such Arranger, such Issuer or the Swing Line Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that with respect to such unpaid amounts owed to any Issuer or Swing Line Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided further that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent, such Arranger, such Issuer or the Swing Line Lender in its capacity as such.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated herein or therein, any Loan or any Letter of Credit or the use of proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(f) All amounts due under this Section 9.7 shall be payable promptly after written demand therefor.

9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles; provided, however, that to the extent that any change in GAAP shall alter the result of any financial covenant or test or any other accounting determination to be computed or made hereunder, the Borrower agrees that such covenant, test or other determination shall continue to be computed or made on the basis of Agreement Accounting Principles as in effect prior to such change in GAAP, unless the Required Lenders shall otherwise consent.

9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, illegal, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, ineffective or invalid to the extent of such illegality, invalidity or unenforceability without affecting the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11. Nonliability of Lenders. The relationship between the Borrower, on the one hand, and the Lenders and the Agent, on the other hand, shall be solely that of borrower and lender. None of the Agent, any Arranger or any Lender shall have any fiduciary responsibilities to the Borrower or any of its Subsidiaries. None of the Agent, the Arrangers or the Lenders undertakes any responsibility to the Borrower or any of its Subsidiaries to review or inform the Borrower or any of its Subsidiaries of any matter in connection with any phase of the business or operations of the Borrower or any of its Subsidiaries. None of the Agents, the Arrangers or the Lenders shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby. No Indemnitee shall be liable for any damages arising from the use by unauthorized Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons.

9.12. Choice of Law. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

9.13. Consent to Jurisdiction. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO

BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

9.14. Waiver of Jury Trial. THE BORROWER, THE AGENT, EACH ARRANGER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

9.15. Confidentiality. Each of the Agent, each Arranger, each Issuer and each Lender agrees to hold any confidential information which it may receive from the Borrower or any of its Subsidiaries pursuant to this Agreement in confidence, except for disclosure (a) to other Lenders or their respective Affiliates, (b) to any Related Party of the Agent, such Arranger, such Issuer or any such Lender including, without limitation, to legal counsel, accountants, and other professional advisors to the Agent, such Arranger, such Issuer or any such Lender, (c) to the extent required or requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (d) to any Person to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (e) to any Person in connection with any legal proceeding to which that Lender is a party, (f) as permitted by Section 12.4, (g) to the extent that such information becomes publicly available other than as a result of a breach of this Section 9.15, or which becomes available to the Agent, any Arranger, any Issuer, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (h) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (i) to any rating agency, (j) to the CUSIP Service Bureau or any similar organization, (k) subject to an agreement containing provisions substantially the same as those of, or no less restrictive than, this Section 9.15, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) to any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or (l) with the consent of the Borrower; provided, however, with respect to any disclosure pursuant to clauses (d) and (e), the Agent, such Arranger, the Issuer or such Lender, as applicable, uses its commercially reasonable efforts to notify the Borrower in writing immediately upon its or their receipt of any demand for such disclosures except to the extent such notice to the Borrower is prohibited by any law or regulatory authority. Any Person required to maintain the confidentiality of any information as provided for in this Section 9.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.16 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

9.17. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any Guarantor is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

9.18. Patriot Act. The Agent and each Lender hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each of the Borrower and each Guarantor, which information includes the name and address of the Borrower and such Guarantor and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and such Guarantor in accordance with the Patriot Act. Each of the Borrower and each Guarantor shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

9.19. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Unmatured Default if such action is taken or condition exists.

ARTICLE X.

THE AGENT

10.1. Appointment. Each Lender irrevocably appoints SunTrust Bank as Agent hereunder and under each other Loan Document, and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Agent under this Agreement and the other Loan Documents. The Agent agrees to act as such upon the express conditions contained in this Article X. The Agent shall not have a fiduciary relationship in respect of the Borrower, any Subsidiary of the Borrower or any Lender by reason of this Agreement. Each Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Required Revolving Lenders to act for the applicable Issuer with respect thereto; provided that such Issuer shall have all the benefits and immunities (i) provided to the Agent in this Article X with respect to any acts taken or omissions suffered by such Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Agent” as used in this Article included such Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such Issuer.

10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any or all of the Borrower, any Subsidiary of the Borrower or the Lenders for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except to the extent that such action or inaction is found in a final, non-appealable judgment by a court of competent jurisdiction to have arisen solely from the Gross Negligence or willful misconduct of such Person.

10.4. No Responsibility for Loans, Recitals, Etc.

(a) The Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants, agreements or other terms and conditions set forth in any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items required to be delivered to the Agent; (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the contents of any certificate, report or other document delivered hereunder or under any Loan Document or in connection herewith or therewith. The Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

(b) Without limiting the generality of the foregoing, (i) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Unmatured Default has occurred and is continuing, (ii) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2), and (iii) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Agent or any of its Affiliates in any capacity.

10.5. Action on Instructions of Lenders. If the Agent shall request instructions from the Required Lenders, Required Revolving Lenders, or Required Term Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2), with respect to any action or actions (including the failure to act) in connection with this Agreement, the Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders, and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders, Required Revolving Lenders, or Required Term Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2), where required by the terms of this Agreement.

10.6. Employment of Agents and Counsel. The Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Agent and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document. The exculpatory provisions set forth in this Article X shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agent shall not be liable for any action taken or not taken by it, its agents or attorneys-in-fact with the consent or at the request of the Required Lenders, the Required Revolving Lenders, or the Required Term Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2) or in the absence of its own Gross Negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

10.8. Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (a) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any amounts not reimbursed by the Borrower for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (c) for any amounts not reimbursed by the Borrower for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents; provided that any obligation to indemnify the Agent with respect to Letters of Credit pursuant to this Section 10.8 shall be limited to Revolving Lenders only; provided further that no Lender shall be liable for any of the foregoing to the extent they are determined in a final judgment of a court of competent jurisdiction to have arisen solely from the Gross Negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9. Rights as a Lender. The bank serving as the Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and the term “Lenders,” “Required Lenders,” “Required Revolving Lenders,” “Required Term Lenders,” “holders of Revolving Notes,” “holders of Term Notes” or any similar terms shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The bank acting as Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or any of its Subsidiaries is not restricted hereby from engaging with any other Person as if it were not the Agent hereunder.

10.10. Lender Credit Decision. Each of the Lenders, the Swing Line Lender and each Issuer acknowledges that it has, independently and without reliance upon the Agent, any Arranger, any Issuer or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swing Line Lender and each Issuer also acknowledges that it will, independently and without reliance upon the Agent, any Arranger, any Issuer or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder. Each of the Lenders acknowledges and agrees that outside legal counsel to the Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Agent and is not acting as counsel to any Arranger or Lender (other than the Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.

10.11. Successor Agent.

(a) The Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent (subject to the approval by the Borrower provided that no Default or Unmatured Default shall exist at such time). If no successor Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders and the Issuers, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b) Upon the acceptance of its appointment as the Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation under this Section 10.11 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Agent’s resignation shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation hereunder, the provisions of this Article X shall continue in effect for the benefit of such retiring Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Agent.

(c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, any Issuer and/or the Swing Line Lender may, upon prior written notice to the Borrower and the Agent, resign as Issuer or Swing Line Lender, respectively, effective at the close of business on a date specified in such notice (which date may not be less than five Business Days after the date of such notice); provided that such resignation by such Issuer will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to such Issuer;

and provided, further, that such resignation by the Swing Line Lender will have no effect on its rights in respect of any outstanding Swing Line Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swing Line Loan.

10.12. [Intentionally Omitted].

10.13. Syndication Agents, Documentation Agents, etc. Each Lender and the Borrower (for itself and the Guarantors) hereby agrees none of the Lenders identified in this Agreement as a “Syndication Agent,” “Arranger,” or “Co-Documentation Agent,” in their capacities as such, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.10.

10.14. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless and until the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.15. Guarantor Releases. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower or any Guarantor on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any release of a Guarantor which shall be permitted by the terms hereof or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.

10.16. Withholding Tax. To the extent required by any applicable law, the Agent may withhold from any payment to any Lender or Issuer an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold Tax from amounts paid to or for the account of any Lender or Issuer (because the appropriate form was not delivered, was not properly executed, or because such Lender or Issuer failed to notify the Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender or Issuer shall indemnify the Agent (to the extent that the Agent has not already been reimbursed by the Borrower or any Guarantor and without limiting any obligation of the Borrower or any Guarantor to do so) fully for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses, whether or not such Tax was correctly or legally asserted. A certificate as to the amount of such payment or liability delivered to any Lender or Issuer by the Agent shall be conclusive absent manifest error. The agreements in this Section 10.16 shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender or Issuer, the termination of the Agreement and the repayment, satisfaction or discharge of all other Obligations. Each Lender and Issuer hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender or Issuer under this Agreement or any other Loan Document against any amount due the Agent under this Section 10.16.

10.17. Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the

Borrower or any Guarantor, the Agent (irrespective of whether the principal of any Loan or any Revolving Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuers, the Swing Line Lender and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuers, the Swing Line Lender and the Agent and its agents and counsel and all other amounts due the Lenders, the Issuers, the Swing Line Lender and the Agent under Section 9.7) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swing Line Lender and each Issuer to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, the Swing Line Lender and the Issuers, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 9.7.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swing Line Lender or any Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

10.18. Authorization to Execute other Loan Documents. Each Lender authorizes the Agent to enter into each of the Loan Documents to which it is a party and to take all action contemplated by such Loan Documents

ARTICLE XI.

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due. Each Lender shall give the Borrower prompt notice of any setoff made by such Lender pursuant hereto.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise (other than pursuant to Section 3.5 and Article XII), has payment made to it upon its Revolving Loans or Term Loans (other than payments received pursuant to Section 2.18(c), 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender holding Revolving Loans or Term Loans, such Lender agrees, promptly upon demand, to purchase a portion of the Revolving Loans or Term Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Revolving Loans and Term Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Revolving Loans or Term Loans or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Revolving Loans and Term Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII.

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and assigns, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the consent of all of the Lenders and (b) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (b) of the preceding sentence, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

12.2. Participations.

12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of, or notice to, the Borrower or the Agent, at any time sell to one or more banks or one or more other entities (each such bank or other entity being referred to herein as a “Participant”) participating interests in all or any part of any Loan owing to such Lender, any Note held by such Lender, any L/C Interest held by such Lender, the Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Notwithstanding the foregoing, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 3.1, 3.2 and 3.4 (subject to the limitations and requirements of such Sections (including Section 2.18(e)) and the provisions of Section 3.5) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3. A Participant shall not be entitled to receive any greater payment under Sections 2.18, 3.1, 3.2 and 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except (i) if the sale of the participation to such Participant is made with the Borrower’s prior written consent or (ii) to the extent such entitlement to a greater payment results from a Change in Law after the Participant became a Participant. The participation agreement effecting the sale of any participating interest shall contain a representation by the Participant to the effect that none of the consideration used to make the purchase of the participating interest in the Commitment, Loans and L/C Interests under such participation agreement are “plan assets” as defined under ERISA and that the rights and interests of the Participant in and under the Loan Documents will not be “plan assets” under ERISA. Each Lender that sells participations shall, acting as a non-fiduciary agent of the Borrower, maintain a register (a “Participant Register”) containing the names and addresses and principal and interest amounts attributable to its participation. The parties shall treat each Person listed as a Participant in the Participant Register as the owner of the applicable participation for all purposes of this Agreement absent manifest error, notwithstanding notice to the contrary. Notwithstanding anything herein to the contrary, no Person shall have any right to access a Participant Register except to the extent such access is required, by law or in connection with an IRS audit, to confirm that any indebtedness arising hereunder is registered debt for U.S. federal income tax purposes.

12.2.2 Voting Rights. Any participation agreement effecting the sale of any participation interest between a Lender and a Participant shall provide that such Lender shall retain the sole right and responsibility to enforce the Loan Documents and the right to approve any amendment, modification or waiver of the Loan Documents; provided that such participation agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of the Loan Documents with respect to any Loan, L/C Interest or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, L/C Interest or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan, L/C Interest or Commitment, releases any guarantor of any such Loan or L/C Interest (other than in accordance with Section 6.20(b)), extends the maturity of any such Loan, L/C Interest or Commitment or increases the amount of such Commitment.

12.2.3 Benefit of Setoff. The Borrower agrees that to the extent permitted by applicable law each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant shall be deemed to agree, by exercising the right of setoff provided in Section 11.1, to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3. Assignments.

12.3.1 Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its Commitments and outstanding Loans and/or L/C Interests, together with its rights and obligations under the Loan Documents with respect thereto; provided, however, that (a) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations so assigned as it relates to such Lender’s outstanding Term Loans or such Lender’s

Revolving Commitment, outstanding Revolving Loans and L/C Interests; (b) the amount of such outstanding Term Loans or Revolving Commitment, outstanding Revolving Loans and L/C Interests of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of such assignment) may be in the amount of such Lender’s entire Revolving Commitment, outstanding Revolving Loans and L/C Interests, or such Lender’s outstanding Term Loans, but otherwise shall not be less than $5,000,000 or an integral multiple of $1,000,000 in excess of that amount unless otherwise consented to by the Borrower and the Agent; and (c) notwithstanding the foregoing clause (b), if the assignment is made to a Lender, the amount of such Lender’s the Revolving Commitment, outstanding Revolving Loans and L/C Interests or such Lender’s outstanding Term Loans assigned shall not be less than $1,000,000 or an integral multiple thereof. Non pro-rata assignments shall be permitted. The consent of the Agent, the Issuer and the Swing Line Lender shall be required prior to any assignment of the Revolving Commitment, outstanding Revolving Loans and L/C Interests. The consent of the Borrower shall be required prior to any assignment unless (x) a Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a (A) Lender, (B) an Affiliate of a Lender or (C) any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender (such Person described in this clause (C), an “Approved Fund”); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof. Any consents required by this Section 12.3.1 shall not be unreasonably withheld or delayed.

12.3.2 Effect; Effective Date. The parties to each assignment shall deliver to the Agent (i) a duly executed Assignment Agreement, (ii) a processing and recordation fee of $3,500, (iii) an Administrative Questionnaire (unless the assignee is already a Lender) and (iv) the documents required under Section 2.18(e). From and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 3.1, 3.2, 3.4, and 9.7 with respect to facts and circumstances occurring prior to the effective date of such assignment. In the case of any assignment by a Lender to an Affiliate or Approved Fund for which no consent of the Borrower is required (other than in connection with an assignment by a Lender to an Affiliate or Approved Fund while a Default has occurred and is continuing), such Affiliate or Approved Fund shall not be entitled to claim compensation under Section 2.18 or 3.1(b) to the extent such assigning Lender would not have been entitled to claim such compensation as of such effective date, unless such assignment was made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed). The Agent shall, solely for this purpose as agent of the Borrower, maintain a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and the principal amount (and interest amounts) of the obligations under the Loan Documents owing to each Lender from time to time. The parties shall treat the registered owner as the Lender for all purposes of this Agreement absent manifest error, notwithstanding notice to the contrary. The Agent will confirm to any Lender, upon reasonable request, the amount of such Lender’s Commitment and the principal amount of the obligations under the Loan Documents owing to such Lender from time to time. The Assignment Agreement shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto and thereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes, if applicable, are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, if requested, are issued to such Purchaser, in each case in principal amounts reflecting its Loans or Commitments and amounts owed to it under its outstanding Revolving Loan, as adjusted pursuant to such assignment.

12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each, a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.15 or a confidentiality agreement containing provisions substantially similar to Section 9.15.

12.5. Tax Treatment. In connection with any transfer of an interest in any Loan Document to any Transferee, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.18(e).

ARTICLE XIII.

NOTICES

13.1. Notices.

(a) Except as otherwise permitted by Section 2.14 with respect to Borrowing Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address set forth in the Administrative Questionnaire or the Assignment Agreement executed by such Lender or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, or (ii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section 13.1; provided that notices to the Agent under Article II shall not be effective until received.

(b) Notices and other communications to the Lenders and the Issuer hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuer pursuant to Article II if such Lender or the Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

13.2. Change of Address. The Borrower and the Agent may each change the address for service of notice upon it by a notice in writing to the other parties hereto. Any Lender may change the address for service of notice upon it by a notice in writing to the Borrower and the Agent.

ARTICLE XIV.

MISCELLANEOUS

14.1. Counterparts.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Subject to Section 4.1, this Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by facsimile transmission or otherwise in writing that it has taken such action. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by facsimile or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.

14.2. Amendment of the Existing Agreement.

(a) On the Effective Date, the “Commitments” as defined in the Existing Agreement shall terminate, without further action by any party thereto, and (b) the Lenders which are parties to the Existing Agreement, comprising the “Required Lenders” as defined in the Existing Agreement hereby waive any requirement of prior notice of termination of the Commitments (as defined in the Existing Agreement) pursuant to Section 2.6.1(b) thereof and of prepayment of loans thereunder, to the extent necessary to give effect to Section 4.1(j) hereof; provided that any such prepayment of loans thereunder shall be subject to Section 2.13 of the Existing Agreement. The parties hereto agree that this Section 14.2 constitutes an amendment of the Existing Agreement in accordance with Section 8.2 of the Existing Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

OMNICARE, INC.

By:
Name:
Title:

Notice Address:

Omnicare, Inc.
100 East RiverCenter Boulevard
Suite 1600
Covington, Kentucky 41011
Attn: Chief Financial Officer and General Counsel Facsimile No.: (859) 392-3360 with a copy of notices to:

Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, New York 10019 Attn: Gregory Owens
Facsimile No.: (212) 259-6333

SUNTRUST BANK, as Agent, Issuer, Swing
Line Lender and a Lender

By:
Name:
Title:

Notice Address:

If to the Agent:	SunTrust Bank
303 Peachtree Street, N. E., 23rd Floor
Atlanta, Georgia 30308
Attn: Omnicare Account Manager
Facsimile No.: (404) 588-7497

with a copy of notices to:

SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attn: Mr. Doug Weltz
Facsimile No.: (404) 221-2001

and

Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
Attn: Ann Makich, Esq.
Facsimile No.: (212) 269-5420

If to the Issuer:	SunTrust Bank
25 Park Place, N. E./Mail Code 3706
16th Floor
Atlanta, Georgia 30303
Attn: Standby Letter of Credit Dept.
Facsimile No.: (404) 588-8129

If to the Swing Line Lender:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attn: Mr. Doug Weltz
Facsimile No.: (404) 221-2001

JPMORGAN CHASE BANK, as Syndication Agent and as a Lender

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as a Lender

By:
Name:
Title:

BARCLAYS BANK PLC, as a Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION., as a Lender

By:
Name:
Title:

REGIONS BANK, as a Lender

By:
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:
Name:
Title:

FIFTH THIRD BANK, as a Lender

By:
Name:
Title:

HUNTINGTON NATIONAL BANK, as a Lender

By:
Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:
Name:
Title:

UNION BANK, N.A., as a Lender

By:
Name:
Title:

CITIZENS BANK, as a Lender

By:
Name:
Title:

SCHEDULE I

APPLICABLE MARGIN, APPLICABLE COMMITMENT FEE RATE AND

APPLICABLE LETTER OF CREDIT RATE

Pricing Level	Leverage Ratio	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Floating Rate Loans	Applicable Commitment Fee Rate	Applicable Letter of Credit Fee Rate
I	< 1.50:1.00	1.75%	0.75%	0.30%	1.75%
II	≥ 1.50:1.00 but < 2.00:1.00	2.00%	1.00%	0.35%	2.00%
III	≥ 2.00:1.00 but < 2.50:1.00	2.25%	1.25%	0.40%	2.25%
IV	≥ 2.50:1.00 but < 3.00:1.00	2.50%	1.50%	0.45%	2.50%
V	≥ 3.00:1.00	2.75%	1.75%	0.50%	2.75%

SCHEDULE II

Commitments

Lender	Revolving Commitment	Term Commitment
SunTrust Bank	$38,000,000	$57,000,000
JPMorgan Chase Bank, N.A.	$33,000,000	$49,500,000
Barclays Bank PLC	$33,000,000	$49,500,000
Goldman Sachs Bank USA	$33,000,000	$49,500,000
Bank of America, N.A.	$33,000,000	$49,500,000
U.S. Bank National Association	$26,000,000	$39,000,000
Keybank National Association	$20,000,000	$30,000,000
Regions Bank	$16,000,000	$24,000,000
The Bank of Tokyo-Mitsubishi UFJ Ltd.	$16,000,000	$24,000,000
Fifth Third Bank	$14,000,000	$21,000,000
The Huntington National Bank	$12,000,000	$18,000,000
Sumitomo Mitsui Banking Corporation	$10,000,000	$15,000,000
Union Bank, N.A.	$10,000,000	$15,000,000
Citizens Bank	$6,000,000	$9,000,000
Total:	$300,000,000	$450,000,000